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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              PLANET AMERICA, INC.
                 (Name of small business issuer in its charter)

                       DELAWARE                                                    7379
               (State or jurisdiction of                               (Primary Standard Industrial
            incorporation or organization)                              Classification Code Number)

                                   98-0166438

                      (I.R.S. Employer Identification No.)

               1091 GORHAM STREET #302,                                         SUITE 1825,
              NEWMARKET, ONTARIO L3Y 7V1                                   THE LIBERTY BUILDING,
                    (905) 853-0349                                        BUFFALO, NEW YORK 14201
             (Address and telephone number                        (Address of principal place of business
            of principal executive offices)                      or intended principal place of business)

                         SINCLAIR M. STEVENS, CHAIRMAN
                               1091 GORHAM STREET
                                   SUITE 302
                           NEWMARKET, ONTARIO L3Y 7V1
                                 (905) 853-0349
           (Name, address and telephone number of agent for service)
                             ---------------------

                                    Copy to:

                            DAVID LEVENSON, ESQUIRE
                            MAYS & VALENTINE, L.L.P.
                             8201 GREENSBORO DRIVE
                                   SUITE 800
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-4328

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS       DOLLAR AMOUNT TO BE        PROPOSED MAXIMUM            PROPOSED MAXIMUM          AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED(5)      OFFERING PRICE PER UNIT(2)   AGGREGATE OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value(1)...................      15,475,714                  $0.625                  $9,672,321.25              $2,553
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value(3)...................              --                      --                             --                  --
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value(4)...................              --                      --                             --                  --
-----------------------------------------------------------------------------------------------------------------------------
Commitment Warrants(3).......         490,000                  $ 2.76                  $1,352,400.00              $  358
-----------------------------------------------------------------------------------------------------------------------------
Purchase Warrants(4).........              --                      --                             --              $2,911
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated amount of common shares issuable as Put Shares to Swartz Private Equity, L.L.C. pursuant to the Investment Agreement. See "Investment Agreement".

(2) Pursuant to Rule 457(c) under the Securities Act, the maximum offering price has been calculated on the basis of the average of the bid and asked price as of March 13, 2000 as reported on the OTC Bulletin Board.

(3) Issuable upon the exercise of Commitments issued to Swartz Private Equity, L.L.C. pursuant to the Investment Agreement. See "Investment Agreement."

(4) Issuable upon the exercise of Purchase Warrants issuable to Swartz Private Equity, L.L.C. pursuant to the Investment Agreement. See "Investment Agreement".

(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the warrants.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                              PLANET AMERICA, INC.

                             CROSS REFERENCE SHEET

                      FORM SB-2 ITEM                         CAPTION IN PROSPECTUS
                      --------------                         ---------------------
                                           PART I

Item 1   Front of Registration Statement and
           Outside Front Cover of Prospectus.....   Front of Registration Statement and
                                                    Outside Front Cover of Prospectus
Item 2   Inside Front and Outside Back Cover
           Pages of Prospectus...................   Inside Front and Outside Back Cover
                                                    Pages of Prospectus
Item 3   Summary Information and Risk Factors....   Prospectus Summary; Risk Factors
Item 4   Use of Proceeds.........................   Use of Proceeds
Item 5   Determination of Offering Price.........   Not Applicable
Item 6   Dilution................................   Not Applicable
Item 7   Selling Security Holders................   Selling Security Holders
Item 8   Plan of Distribution....................   Plan of Distribution
Item 9   Legal Proceedings.......................   Business-Legal Proceedings
Item 10  Directors, Executive Officers, Promoters
           and Control Persons...................   Management
Item 11  Security Ownership of Certain Beneficial
           Owners and Management.................   Principal Stockholders
Item 12  Description of Securities...............   Description of Securities
Item 13  Interest of Named Experts and Counsel...   Not Applicable
Item 14  Disclosure of Commission Position on
           Indemnification.......................   Indemnification of Officers and
                                                    Directors
Item 15  Organization Within Last Five Years.....   Certain Transactions
Item 16  Description of Business.................   Business
Item 17  Management's Discussion and Analysis or
           Plan of Operation.....................   Management's Discussion and Analysis of
                                                      Financial Conditions and Plan of
                                                      Operation
Item 18  Description of Property.................
Item 19  Certain Relationships and Related
           Transactions..........................   Certain Transactions
Item 20  Market for Common Equity and Related
           Stockholder Matters...................   Market Information
Item 21  Executive Compensation..................   Management and Executive Compensation
Item 22  Financial Statements....................   Financial Statements
Item 23  Changes In and Disagreements With
           Accountants on Accounting and
           Financial Disclosure..................   Not Applicable

                                          PART II

Item 24  Indemnification of Directors and
           Officers..............................
Item 25  Other Expenses of Issuance and
           Distribution..........................
Item 26  Recent Sales of Unregistered Securities
Item 27  Exhibits................................
Item 28  Undertakings............................

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 20, 2000

PROSPECTUS

                              PLANET AMERICA, INC.

               15,475,714 SHARES OF COMMON STOCK, $.001 PAR VALUE

     This Prospectus covers the resale, from time to time, of up to 15,000,000 shares of common stock, $.001 par value per share, of Planet America, Inc., a Delaware corporation (the "Company" or "we"), issuable to Swartz Private Equity, LLC ("Swartz") and up to 475,714 outstanding shares by twenty-six other investors for their own accounts in transactions in the over-the-counter market, at prevailing market prices, at negotiated prices or otherwise. The selling price of any shares will be determined by market factors at the time of resale. Swartz and the twenty-six other investors are sometime referred to as "Selling Security Holders." To our knowledge, neither Swartz nor any of the other Selling Security Holders has made any arrangement with any brokerage firm for the sale of the shares. Swartz also may acquire and resell up to 490,000 shares upon exercise of a Commitment Warrant we issued as compensation to Swartz to enter into a commitment for the Investment Agreement. We issued the shares and the warrants to Swartz pursuant to an Investment Agreement dated as of June 25, 1999 (the "Investment Agreement"). See "Investment Agreement." We issued the shares to the private investors in various private offerings without registration since 1997. See "Selling Security Holders."

     We will receive no proceeds from the sale of the shares by the Selling Shareholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive up to $25 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

     There is currently only a limited trading market for the common stock. Our
common stock is quoted on the over-the-counter market. On March [          ],
2000, the last reported bid price of the common stock was $[          ] per
share. See "Market Information."

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 5, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is March __, 2000

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Use of Proceeds.............................................   10
Selling Security Holders....................................   11
Management..................................................   12
Business....................................................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Certain Transactions........................................   26
Market Information..........................................   27
Principal Stockholders......................................   28
Plan of Distribution........................................   29
Description of Securities...................................   29
Indemnification of Officers and Directors...................   30
Legal Matters...............................................   31
Experts.....................................................   31
Additional Information......................................   31
Index to Financial Statements...............................  F-1

     Until [90 DAYS AFTER THE EFFECTIVE DATE], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR SWARTZ. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN IT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "RISK FACTORS." References in this prospectus to the "Company", "We", "Our" and "Us" refer to Planet America, Inc., a Delaware corporation.

THE COMPANY

     Planet America, Inc. (the "Company" or "Planet America") was incorporated on August 9, 1995 under the laws of the State of Delaware as "Planet Today Corporation" and we changed our name to "Planet America, Inc." in January 1997. We are 87% owned by Planet Today, Inc. ("Planet Today"), a company incorporated under the Canada Business Corporations Act. On July 1, 1998, we acquired all of the outstanding shares of stock of Planet Newspapers Inc. ("Planet Newspapers"), which was incorporated on April 29, 1988 under the Canada Business Corporations Act.

     We create Local Area Webs(TM) (LAWs(TM)) that are local versions of the Worldwide Web customizable to specific local needs. LAWs(TM) help local communities, citizens, businesses, non-profit organizations, and governments take advantage of the Internet phenomenon in a more meaningful and practical way. LAWs(TM) are built using IBM Corporation's ("IBM") Lotus Domino(TM) software and are fundamentally designed for ease of use. Planet Today as agent for Planet America engages in the marketing, sale and development of LAWs(TM) in Canada. We engage in the marketing, sale and development of LAWs(TM) in the United States.

     Our LAWs(TM) enable local markets to take advantage, establish and administrate online solutions that reflect and accommodate the needs of local markets.

     Consumers, associations, businesses, and governments will use our LAW(TM) facilities to save time and money in carrying out their day-to-day activities -- and we earn revenue for accommodating their needs -- in local markets.

     Our LAWs(TM) are the local counterpart to -- and an extension of -- the Worldwide Web, and we have trademarked the term "Local Area Webs"(TM), or LAWS(TM), to both define and differentiate our position in the online world.

     LAWs(TM) use advanced technology originally designed to power corporate Intranets to create a commercially viable platform that fulfills online, commercial and non-commercial needs of communities; communities that cannot escape the reality that their markets are predominantly local. LAWs(TM) dramatically reduce the amount of time, frustration, and (literally) the number of "clicks" spent accessing online content, products, and services. LAWs(TM) also demystify the process of content creation, hosting and maintenance with easy-to-use, self-serve, browser-based solutions.

     We build our online solutions based on proven Web-based models, focusing on the most cost effective and successful methodologies used to date, then apply these models at the community level.

     As a result, the Company believes it will deliver significant value to all facets of local communities and local markets -- across North America. The Company will leverage its core competencies and related technologies to generate significant revenues and secure rapid future growth and long-term prosperity.

     Planet Newspapers is an important aspect of our business plan and development strategy. Planet Newspapers Inc. is principally engaged in the business of marketing, selling and developing a monthly community-based magazine in Canada and the United States called The Month Ahead -- Your Community & Internet Guide. During the next three years, Planet Newspapers has identified 184 communities in Canada and in the United States that could accommodate operating franchises using and served by The Month Ahead. These 184 communities also correspond to the communities for which Planet America and Planet Today intend to launch, or already have launched, their Internet LAW(TM) sites. The Month Ahead and Internet LAWs(TM) will enhance each other's business and development. Our LAW(TM) sites will allow commercial, municipal and residential users of the Internet to participate in their own local community Internet. The Month Ahead will provide a monthly, ongoing and accurate print version of events happening in the local community. Together, we will build a strong foundation within the local community.

     To date, we have earned a small amount of revenue from fees paid by businesses for advertising in The Month Ahead and on existing LAWs(TM). However, in addition to advertising revenues, we expect to derive significant revenues from services, retailing, subscriptions, branding and sponsorships. We expect to generate such revenues by facilitating interactions and transactions between stakeholders in communities where we estimate 90% of daily personal activity occurs. We expect to supplement these revenues by providing a means for national businesses and associations to establish a local presence.

THE INVESTMENT AGREEMENT

     On June 25, 1999, we entered into an Investment Agreement with Swartz, under which we from time to time have the option to issue to Swartz shares of our common stock up to a maximum aggregate offering amount of $25,000,000. Under the terms and conditions of the Investment Agreement, we have the right, at our sole discretion, to put shares of our common stock, $.001 par value per share (a "Put"), to Swartz for a dollar amount of up to $2,000,000 in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase, over a period of 36 months beginning on the effective date of the registration statement of which this prospectus is a part. The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.10, or (ii) 91% of the Market Price. The "Market Price" for each Put equals the lowest closing bid price of the our common stock on the principal trading exchange or market for our common stock during the Pricing Period (as defined below) for the applicable Put. The "Pricing Period" means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The "Put Date" is the date that is specified in the written notice delivered to Swartz (the "Put Notice") in which the Company will exercise a Put.

     For each Put, Swartz will receive an amount of warrants (the "Purchase Warrants") equal to 10% of the number of Put Shares purchased. The exercise price of the Purchase Warrants shall initially be an amount equal to 110% of the weighted average price for the 5 business days immediately preceding the Put Date, with semi-annual reset provisions.

     As compensation to enter into the commitment for the Investment Agreement, we granted to Swartz a warrant to purchase 490,000 shares of common stock (the "Commitment Warrants"). The initial exercise price for the Commitment Warrants was $2.7594 per share; if the date of exercise is more than six months after the date of issuance, the exercise price is the lesser of (i) the exercise price then in effect or (ii) an amount equal to the weighted average price for the 5 trading days ending on the six month anniversary of the date of issuance, which was $1 7/8 for the 5 trading days ending on December 24, 1999.

     The Put Shares have demand registration rights and both Purchase Warrants and Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term.

                                  THE OFFERING

Common Stock offered *........................  15,000,000 shares
Common Stock Outstanding Prior to this
  Offering....................................  5,890,715 shares**
Common Stock Outstanding After this
  Offering....................................  20,890,715 shares
Use of Proceeds...............................  For working capital needs, including funding
                                                LAWs(TM), and short term investments.

---------------

* Assumes the issuance of 13,000,000 Put Shares and the exercise by Swartz of 2,000,000 warrants to acquire common shares.

** Includes 475,714 shares to be offered by the Selling Security Holders other than Swartz.

     We will receive the proceeds of the sale of the Put Shares to Swartz and the exercise of outstanding warrants by Swartz. We have received proceeds for the private sale of shares to the other Selling Security Holders. We will not receive any proceeds from any resale of any shares by Swartz or other Selling Security Holders. Swartz and the other Selling Security Holders will receive all proceeds from the resale of the shares, and will bear none of the offering expenses. We will bear all of the offering expenses, estimated to be
$[          ] for registration, legal and accounting fees, printing costs and other costs. See "Plan of Distribution."

                             SUMMARY FINANCIAL DATA

     The information set forth below for the years ended June 30, 1998 and 1999 and the six months ended December 31, 1998 and 1999 are derived from the audited consolidated financial statements and the unaudited interim consolidated financial statements, respectively included elsewhere in this prospectus. Unless indicated otherwise, all financial information and dollar amounts in this prospectus are in US dollars ("US$").

                                            12 MONTHS ENDED                     6 MONTHS ENDED
                                     -----------------------------   -------------------------------------
                                     JUNE 30, 1999   JUNE 30, 1998   DECEMBER 31, 1999   DECEMBER 31, 1998
                                     -------------   -------------   -----------------   -----------------
STATEMENT OF OPERATIONS DATA
Advertising revenues...............   $   139,467      $ 124,766           107,898              81,548
License fee revenues...............   $     7,901      $   9,252                --               5,000
Loss for the period................   $(1,076,258)     $(286,019)        $(379,662)          $(548,807)
                                      ===========      =========         =========           =========

                                                                       12 MONTHS ENDED
                                                      -------------------------------------------------
                                                      JUNE 30, 1999   JUNE 30, 1998   DECEMBER 31, 1999
                                                      -------------   -------------   -----------------
BALANCE SHEET DATA
Assets..............................................    $969,801        $ 452,241        $1,150,709
Liabilities.........................................    $218,196        $ 660,661        $  315,735
Shareholders' Equity................................    $751,605        $(208,420)       $  834,974

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision. This prospectus contains "forward-looking statements" that involve risks and uncertainties. These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations and the intent, belief or current expectations of our directors, officers and management with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements, as a result of various factors, including those set forth below and elsewhere in this prospectus. See
"-- Forward-Looking Statements and Associated Risk."

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES

     We commenced operations on October 1, 1996 and, accordingly, have a limited operating history. We have incurred operating losses since we commenced operations of $286,019 for the year ended June 30, 1998, $1,076,258 (after writing off deferred stock issue costs of $316,000) for the year ended June 30, 1999 and $379,662 for the six months ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $6,477,827. We expect that we will continue to incur operating losses at least through 2000. There can be no assurance that we will achieve or sustain increased revenues or positive cash flow in the future.

LIMITED WORKING CAPITAL; UNCERTAINTY OF REVENUES AND OPERATING RESULTS

     As of December 31, 1999, we had net working capital of $41,448. We expect to put shares to Swartz to meet our working capital needs for the remainder of 2000. There can be no assurance that we will achieve or sustain positive net working capital in the future.

     There can be no assurance that we can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained. We have increased, and plan to increase further, our operating expenses in order to fund higher levels of LAW(TM) development, increase our sales and marketing efforts, develop new distribution channels, broaden our customer support capabilities and increase our administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition would be materially adversely affected.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     Our current cash resources and anticipated cash flows from operating activities are not expected to be sufficient to meet our anticipated need for working capital and accordingly, substantial doubt exists over our ability to continue as a going concern. We entered into the Investment Agreement to secure equity financing. However, we anticipate the need for additional financing in the future in order to fund development of new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. We cannot assure you that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of common stock. If additional funds are raised by our issuing debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition.

DILUTION; ABSENCE OF DIVIDENDS

     The Commitment Warrants and Purchase Warrants provide, during their respective terms, an opportunity for the holder(s) of such warrants to profit from a rise in the market price of the common stock with resulting dilution in the ownership interest in the Company held by the then present shareholders. Because the holder would most likely opt to exercise the warrants and receive the underlying common stock at a time when we may be able to obtain capital by a new offering of securities on terms more favorable than those provided by the warrants, the terms on which we may be able to obtain additional capital would be adversely affected.

     We have not paid any dividends and we do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy".

POTENTIAL LIABILITY

     The law relating to the liability of on-line service companies for information carried on or disseminated through their networks currently is unsettled, and while a number of private lawsuits seeking to impose such liability have been litigated, the absence of decisional law in most jurisdictions results in substantial uncertainty. As the law in this area develops, the potential that liability might be imposed on us for information carried on and disseminated through our network could require us to implement measures to comply with applicable law and reduce our exposure to such liability, which measures could require the expenditure of substantial resources or the discontinuation or modification of certain service offerings. Any costs incurred as a result of such expenditures or in contesting any such asserted claims, the consequent imposition of liability, or any adverse publicity resulting from any of the foregoing, could have a material adverse affect on us.

MANAGEMENT OF FUTURE GROWTH

     We believe that our performance and success will depend in part on our ability to manage future growth effectively. This, in turn, will require ongoing enhancement of our operating, administrative, financial and accounting systems, improvement of coordination among engineering, accounting, finance, marketing and operations functions, and the expansion of our work force and the training and management of our personnel. There can be no assurance that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage growth effectively could have a material adverse effect on our business. We are highly dependent on the technical and managerial skills of our key employees. Therefore, the success of our business is highly dependent upon our ability to retain such personnel and to identify, hire and retain additional personnel as the need arises. Competition for key personnel, particularly persons having technical expertise, is intense and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional qualified personnel.

COMPETITION

     We expect to compete successfully in our markets by offering the first service of its kind to provide users with the latest community-based information accessed with ease at home, at work, municipally or in school. Unlike many other major online services we bring our service directly into the local communities of the United States. In addition, we do not charge a usage fee for this service and all calls in each community are within the community's local telephone calling area. We offer computer users the ability to access local information and purchase local products. We also offer local businesses, municipalities and associations the ability to advertise their products and services locally and to communicate their programs and activities locally. Finally, whereas, other online services are controlled through a centralized system of operation, our software will be operated in individual communities. However, there can be no assurance that we will be able to compete effectively with current and future competitors.

     The market for Internet/intranet software is extremely competitive and highly fragmented. Inasmuch as there are no significant barriers to entry, we believe that competition in this market will intensify. We believe that our ability to compete successfully will depend on a number of factors, including strong market presence in our targeted geographic regions; the adequacy of our technical support services; the capacity, reliability and security of our network infrastructure; the ease of access to and navigation of the Internet provided by our software products and services; our pricing policies and the pricing policies of our competitors and suppliers; the timing of introductions of new services by us and by our competitors; our ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

     We compete in the overall Internet/intranet software market, as well as in each of the market segments where our products and services compete. We expect competition to persist, increase and intensify in the future as markets for our products and services continue to develop and as additional companies enter each or our markets. We are aware of numerous major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with our products and services. Numerous releases of products and services that compete with our products and services can be expected in the near future. Intense price competition may also develop in our markets.

     We have multiple competitors for each of our products and services. Many of our current and potential competitors in each of our markets have longer operating histories and significantly greater financial, technical and marketing resources, name recognition and installed product base than we have. We face competition from companies that have been offering search services on the Internet longer than we have. Our current competitors include AOL, Microsoft Corporation and Netscape Communications Corporation, each of which provides or has announced an intention to provide a range of software products based on Internet protocols and to compete in the broad Internet/intranet software market.

     While we have multiple competitors as described above, none to the best of our knowledge is operating LAWs(TM) specific to communities which provide local information utilities which facilitate interactivity by users in their local daily activities including e-commerce. Most of our close competitors simply provide data or directories without highlighting the intra-activity that we furnish.

     In the market for information search and retrieval software, we may face competition from database vendors should they offer intranet versions of the information search and retrieval capabilities with their core databases. We may also encounter competition from companies that currently sell document management systems, groupware applications, Internet and intranet products and operating systems if they decide to enhance their products and services similar to our products and services.

     We do not believe our markets will support the increasing number of competitors and their products and services. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate one or more of our market segments. Our competitors may bundle their products with other software, including operating system and browser software, in a manner that may discourage users from purchasing our products. This strategy may be particularly effective for companies with leading market shares in their respective markets, such as AOL, Microsoft and Netscape. If we do not provide products and services that achieve success in our markets in the short term, we could suffer an insurmountable loss in potential market share and brand name acceptance, which would result in a material adverse effect on our business, results of operations and financial condition.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     For over six years, our software has been developed and evolved from a version that was print oriented to the creation of Smart Communities that were Bulletin Boards with The Month Ahead print association. The present software substantially developed by IBM is Internet related and enhances the worldwide web by creating LAWs(TM) known as e-Property.

     The emerging market for Internet/intranet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. In addition, many companies are expected to introduce new Internet/ intranet products and services in the near future. Our success will depend on our ability to design, develop, test, market, sell and support new products and services and enhancements of current products and services on a timely basis in response to both competitive products, services and evolving demands of the marketplace. In addition, new products, services and enhancements must remain compatible with standard platforms and file formats. Our ability to successfully develop and release new products and services and enhancements in a timely manner is subject to a variety of factors, including our ability to solve technical problems and test products, our competing priorities, the availability of development and other resources and other factors outside of our control. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services and enhancements. If we are unable to develop new products and services and enhancements to existing products and services or to complete products and services currently under development, or if such new products and services or enhancements do not achieve market acceptance, our business, results of operations and financial condition would be materially adversely affected.

POSSIBLE TECHNOLOGICAL OBSOLESCENCE

     The Internet and intranet industries, and software products and services relating to the Internet and intranet industries, are characterized by rapid and continuous technological change, short product cycles, frequent product innovations and evolving industry standards. Such rapid and continuous change frequently renders products and services obsolete. Our success will be dependent on our ability to develop in a timely fashion enhancements to existing products or introduce new products which are responsive to the demands of the marketplace for software and services. There can be no assurance that we will be able to develop successfully enhancements to existing products or introduce new products or that any such products will be able to compete successfully. In addition, technological advances by any one or more of our present or potential competitors could render our products and services obsolete or less competitive.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     Our success depends significantly upon proprietary technology. We and our providers, such as IBM, rely on a combination of patent, copyright, trademark and trade secret laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. There can be no assurance that patents or trademarks will be issued from pending applications, if any, or from any future applications or that, if issued, any claims will be sufficiently broad to protect our rights in such technology. In addition, there can be no assurance that any patents or trademarks that may be issued will not be challenged, invalidated or circumvented, or that any rights granted under such patents or trademarks would provide protection of our proprietary rights. Failure of any patents to protect our rights in technology and licensing arrangements may make it easier for our competitors to offer equivalent or superior technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Third parties may also independently develop similar technology without breach of our proprietary rights. Our plan to distribute certain software to users without charge makes our software more susceptible to unauthorized copying and uses. Although we do not believe we are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Litigation may be necessary to protect our proprietary technology and rights, and third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time consuming and expensive regardless of their merit. Infringement claims against us can cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all.

DEPENDENCE ON THE INTERNET AND INTRANETS

     The markets for our products and services are highly dependent upon the increased acceptance and use of the Internet, particularly for commercial applications. Critical issues concerning the commercial use of the Internet, including security, reliability, capacity, cost, ease of use, access, quality of service and acceptance of advertising, remain unresolved and may retard the growth of Internet use for commercial applications. If widespread commercial use of the Internet does not develop or if widespread adoption of the Internet causes the performance and reliability of the Internet to suffer, our business, results of operations and financial condition would be materially adversely affected.

     We will also be substantially dependent on the development of markets for products that support or increase the functionality of intranets. There can be no assurance that intranets will be adopted by large numbers of organizations or local communities, that organizations or local communities will seek to enable users to collaborate over intranets or that our products will appeal to organizations or local communities that do so. If intranets are not adopted by large numbers of organizations or local communities, or if organizations or local communities adopting intranets do not select our products, our business, results of operations and financial condition would be materially adversely affected.

POSSIBLE REGULATION OF THE INTERNET

     Other than laws and regulations applicable to businesses generally, there are currently few laws or regulations expressly applicable to access and commerce on the Internet. Due to increased popularity and use of the Internet, it is possible that new laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may retard growth of use of the Internet, which could adversely affect demand for our products and services. Such laws or regulations also could result in significant additional costs and technological challenges in complying with any mandatory requirements. In addition, claims have been brought, and sometimes successfully pressed, against on-line services, for defamation, negligence, copyright or trademark infringement or under other theories with respect to materials disseminated through such services.

LISTING ON OTC BULLETIN BOARD; LIMITED TRADING MARKET

     Our common stock was quoted on the OTC Bulletin Board from April 15, 1998 to March 9, 2000, and in the over-the-counter market since then, and has only a limited trading market. There can be no assurance that a more active trading market will develop or, if developed, that it will be maintained. No prediction can be made as to the effect, if any, that the sale of shares of common stock or shares of common stock issuable upon exercise of the Commitment Warrants or Purchase Warrants or the availability of such securities for sale will have on the market price of the common stock from time to time. As a result, an investor might find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. See "Market Information."

     In addition, as the common stock has no active trading market and the trading price of the common stock is less than $5.00 per share, trading in the common stock is subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. The common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the secondary market.

REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH EXERCISE OF WARRANTS

     The shares we will issue to Swartz upon the exercise of the Commitment Warrants or Purchase Warrants pursuant to the Investment Agreement and may be publicly offered and sold only if (i) there is a current prospectus relating to the securities offered under an effective registration statement filed with the Commission, or (ii) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Commitment Warrants or Purchase Warrants reside. While this prospectus is part of a current, effective registration statement, after the registration statement becomes effective, it may require updating by the filing of post-effective amendments and there can be no assurance, that we will be successful in maintaining a current registration statement.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

     This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which represent our expectations or beliefs, including statements regarding, among other things, (i) our growth strategy or potential, (ii) anticipated trends in our business, (iii) our ability to compete with our competitors and
(iv) our profitability and projected financial condition. Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "may", "will", "expect", "plan", "believe", "anticipate", "intend", "estimate" or "continue", the negative or other variations or comparable terminology are intended to identify forward-looking statements. These statements are based upon management's beliefs at the time they are made as well as assumptions made by management based upon information available to it. The current assumptions regarding our operations, performance, development and results of our business include (i) the accuracy of estimates of anticipated increases in our expenses due to the implementation of our business plan, (ii) the successful completion of securities offerings anticipated to be consummated through Swartz, (iii) the maintenance of market conditions affecting our services and (iv) appropriate regulatory approvals. Forward-looking statements are inherently subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions that are largely beyond our control. Should one or more of these risks materialize or changes occur, or should management's assumptions prove to be incorrect, our actual results may vary materially from those anticipated or projected.

                                USE OF PROCEEDS

     The principal purposes of this offering are to obtain additional capital and to create a more liquid public market for our common stock which will facilitate future access by us to the public capital markets. We expect to use the net proceeds from this offering for working capital, including funding LAWs(TM), advertising and other general corporate purposes. In addition, we may use a portion of the net proceeds to invest in joint ventures or other collaborative arrangements, or to invest in or acquire businesses, technologies, products or services.

     We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short term, interest-bearing, investment-grade obligations.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information as of the date of this Prospectus, with respect to Swartz and the other Selling Security Holders for whom the Company is registering shares for resale to the public. Swartz and the other Selling Security Holders propose selling all of their shares, in which case each would beneficially own -0- or no shares after the offering.

                                                                                     MAXIMUM NO. OF
                                                              SHARES BENEFICIALLY   SHARES TO BE SOLD
NAME OF                                                         OWNED PRIOR TO      PURSUANT TO THIS
SECURITY HOLDER                                                    OFFERING            PROSPECTUS
---------------                                               -------------------   -----------------
Swartz Private Equity, LLC..................................         490,000*             490,000*
Ron Como....................................................          44,500               44,500
William Drubel..............................................          10,000               10,000
Hafeeza Beebeejaun..........................................           2,000                2,000
Dan Ciriani.................................................           2,000                2,000
Ayoob Beebeejaun............................................           3,500                3,500
Ralph Colosimo..............................................           9,000                9,000
Elaine Lutsky...............................................           3,000                3,000
Alex Lutsky.................................................           3,000                3,000
David Edminson..............................................           3,000                3,000
Victor Right................................................           2,000                2,000
Victor Cayer................................................           6,000                6,000
Randy Rowe..................................................           3,000                3,000
Dennis W. Smith 6-152.......................................           1,000                1,000
Joan Foulkes................................................          13,000               13,000
Shirley Cox.................................................          15,000               15,000
Alan Simons.................................................          15,000               15,000
Alice Patry.................................................          15,000               15,000
Shirley Schwartz............................................           3,000                3,000
John Sullivan...............................................          47,000               47,000
Allied Capital Bermuda Ltd. ................................          75,000               75,000
Kiwi Holdings Ltd...........................................          75,000               75,000
Milos and Ludmila Strapec...................................          50,000               50,000
Thomas and Ludmila Moryto**.................................          50,000               50,000
Richard Scott Glassco.......................................           8,238                8,238
Ali Jalai...................................................           8,238                8,238
John F. Madden..............................................           8,238                8,238

---------------

 * Pursuant to the Investment Agreement, Swartz has the right to acquire up to an estimated 15,000,000 shares of common stock subject to certain conditions and up to 490,000 additional shares of common stock upon exercise of a Commitment Warrant we granted to Swartz as compensation to enter into the commitment for the Investment Agreement. The 15,000,000 shares includes Put Warrants to purchase shares of common stock; for each Put, Swartz will receive an amount of Put Warrants to purchase shares of common stock equal to 10% of the number of Put Shares purchased.

** Officer or director of the Company

     All or a portion of the Shares offered by this prospectus may be offered for sale, from time to time, by Swartz and the other Selling Security Holders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, in settlement of short sale transactions, in settlement of options transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. Swartz and the other Selling Security Holders may effect these transactions by selling shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of Swartz and the other Selling Security Holders is an "underwriter" within the meaning of the Securities Act in connection with each's sale of their shares. Swartz and the other Selling Security Holders will pay all commissions, transfer taxes and other expenses associated with their sales.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Sinclair M. Stevens...................  73    Chairman
James G. Stevens......................  44    President, Chief Executive Officer,
                                              Chief   Financial Officer and
                                              Treasurer
Emmanuel Casalino.....................  32    Vice President of Marketing
Peter Palijenko.......................  39    Vice President of Business Strategy
                                              and   Development and Director
Noreen M. Stevens.....................  68    Secretary
Edward E. Loyst.......................  58    Director
Thomas Moryto.........................  44    Director

     Each director is elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. All officers serve at the discretion of the Board of Directors.

     The following sets forth certain biographical information with respect to the directors and executive officers of the Company:

     Sinclair M. Stevens. Mr. Stevens has served as Chairman of the Board of the Company since February 1996; he also served as President, Chief Executive Officer and Treasurer until February 2000, a graduate from Osgoode Hall, Canada's leading law school. Mr. Stevens was a Member of the Canadian Parliament from 1972-1988 and served as president of the Treasury Board of Canada in 1979-1980 and as Minister of Regional Industrial Expansion between 1984-1986. He is Chairman of Georgian Bancorp Inc., a financial services holding company located in Newmarket, Ontario. Mr. Stevens has been employed by Georgian Bancorp Inc. since 1988. In the financial world, Mr. Stevens is known as being the creator and designer of the zero coupon bonds or strip bonds. In addition, Mr. Stevens is Chairman of Planet Today. Mr. Stevens is married to Noreen Stevens.

     James G. Stevens. Mr. Stevens has served as President, Chief executive Officer, Chief Financial Officer and Treasurer of the Company since February 2000. He also is President and Chief Executive Officer of Georgian Bancorp Inc. and Planet Today. From March 1995 to February 1999, Mr. Stevens was a Vice President of RBC Dominion Securities and head of the Royal Bank of Canada's Structured Finance Group specializing in global capital markets. From June 1991 to March 1995, he was Director of Risk Management Ontario Financing Authority, which is the financing arm of the Ontario government. He is the nephew of Sinclair and Noreen Stevens.

     Emmanuel Casalino. Mr. Casalino has served as Vice President of Marketing since February 1999. Mr. Casalino was an e-business solutions advisor for IBM from May 1996 until February 1999. He has also had four years of Internet sales experience with IBM and the Ontario Government. Mr. Casalino has specialized in the area of Internet/Lotus Domino based professional services, particularly in the government and health care related industries and high growth firms. While at IBM, Mr. Casalino contributed to the development of IBM's World Wide Services Offering and was responsible for the first implementation of a world wide solution offering within North America. In 1998, he received the IBM Top Achiever Award. Mr. Casalino holds a degree in Business Administration. In addition, Mr. Casalino presently serves as Vice President of Marketing of Planet Today.

     Peter Palijenko. Mr. Palijenko has served as Vice President of Business Strategy and Development since February 1999 and director since June 1999. Mr. Palijenko, a former senior consultant in IBM e-business, brings 17 years of experience in the information technology industry. Throughout his career, he has played an active role in applying leading-edge technology to company business problems. At IBM, Mr. Palijenko specialized in emerging trends in the Internet marketplace and advised clients on strategies for developing e-business. He has also held various management positions at Bell Canada, relating to strategic technology planning and the development of mission critical solutions. He holds an Honours B.Sc. in Computer Science and a Masters of Business Administration. Mr. Palijenko also serves as Vice President of Business Strategy and Development of Planet Today.

     Noreen M. Stevens. Mrs. Stevens has served as Secretary since June 1999. Mrs. Stevens was called to the Bar of the Province of Ontario in 1955 and has practiced law continuously since that date she has a law degree from York University in Toronto and is a Queens Counsel. Mrs. Stevens is currently a partner in the law firm of Stevens & Stevens. Mrs. Stevens is married to Sinclair M. Stevens.

     Edward E. Loyst. Mr. Loyst has served as a Director since February 1996. He presently is President and CEO of Franchise Bancorp Inc., a retail franchise business. He has created, managed and acquired franchise systems for 28 years. Mr. Loyst co-founded the Canadian Franchise Association which named him "Executive of the Year" in 1990. He is a recipient of the Canadian Franchise Industry "Hall of Fame Award" for his contribution to the industry.

     Thomas Moryto. Mr. Moryto was appointed a Director of the Company in February 2000. He has served as Vice President of Ram Forest Products Inc., one of the Canada's largest producers of preservative treated wood products for outdoor use for more than 5 years. He has held positions as Director of Education for the Canadian Wood Council, the national association representing the forest product industry, and Marketing Manager for Timber Specialties Ltd., a manufacturer of wood preservative chemicals. Mr. Moryto is a current director, and past president, of the Canadian Institute of Treated Wood, the national association representing the interests of the wood preserving industry, and a member of the Canadian Standards Association (CSA) Committee on wood preserving that sets preserved wood product standards for Canada. He holds a Bachelor of Science and a Masters degree in Forest Products and a Masters of Business Administration from the University of Toronto.

SIGNIFICANT EMPLOYEES

     Attila Lewis Lendvai. Mr. Lendvai has served as our strategic and communications Vice President since December 1997. From 1996 to 1997 he was with the GEOS Language Corporation in Kyoto, Japan where he contributed original material for the acclaimed Networks textbooks series. He received his Bachelor of Arts with honours in English and Dramatic Arts from the University of Guelph in 1995. In 1996 he received a diploma in Media Broadcasting and Communications from the National Institute of Broadcasting in Toronto.

     Jeff Pinto. Mr. Pinto has served as Chief System Administrator since June 1999. Mr. Pinto, a former Advisory I/T Specialist in the e-Business group of IBM, brings six years of experience in the information technology industry and four years of experience specializing in Internet and database technologies. He is a Certified Lotus Professional on the Lotus Notes(TM)/Domino(TM) database and server package. He has also developed interactive, multimedia design, using tools such as HMTL, Javascript, Java, Visual Basic and Macromedia Flash. He has also worked for multinational insurance and finance companies and large corporations, as well as owning his own design company and working for small to medium sized businesses. He is co-author of the technical paper, "A Technique for Analyzing and Specifying Transactional Internet Sites" published as intellectual property for IBM.

EXECUTIVE COMPENSATION

     No compensation has been paid or accrued by us to any of our executive officers for the four fiscal years ended June 30, 1999.

     Sinclair M. Stevens received an annual salary of $72,000 Canadian Dollars ("Cdn") (about US $50,000) from Georgian Bancorp as Chief Executive Officer of Georgian Bancorp for each of the three fiscal years ended June 30, 1997, 1998 and 1999. Georgian Bancorp is the parent corporation of the majority-owned Planet Today which is our parent corporation and majority owner.

     Peter Palijenko has received a monthly salary of $8,500 Cdn (about US $5,900) from Planet Today as Vice President of Business Strategy and Development of Planet Today since February 1999.

     Emmanuel Casalino has received a monthly salary of $7,000 Cdn (about US $4,825) from Planet Today as Vice President of Marketing of Planet Today since February 1999.

DIRECTORS' COMPENSATION

     Our directors are not compensated for their services. Our by-laws authorize the Board of Directors to fix the compensation of directors and allow the reimbursement of expenses for attendance at each meeting of the Board of Directors.

                                    BUSINESS

     We intend to market, sell and develop shared electronic platform technology ("e-Property Technology") which is used to establish private community-based or geographically-based local area Internet websites called Local Area Webs ("LAWs(TM)") in the United States and Canada. The e-Property Technology can be described generally as a shared electronic platform that is capable of hosting a full range of interactive services including collaborative information and file sharing, e-commerce and e-business transactions, relationship building, permission marketing and messaging between individuals, groups, business, governments and associations. It is based on commercial intranet/extranet models used by corporations to enhance business activities at local levels by servicing e-commerce, e-business, and information technology needs of local or regional businesses, governments and organizations. The e-Property Technology provides a simple and low cost method for publishing, sharing, co-editing, integrating, transacting, collecting and messaging information. This information can include content distributed from a central location downward, or data collected locally and channeled into a central database.

     Our revenue to date has primarily come from advertising banners. In the future, we also expect to receive revenues from other sources including retailing, subscriptions and other service revenues. Retailing revenues will result from license agreements with businesses to facilitate the sale of products to LAW(TM) users. Subscription revenues will result from fees charged for specialized online services requested by subscribers, such as personalized electronic newspapers. Service revenues will consist of fees for support services, ongoing training, advertising and consulting. Planet Newspapers Inc. also derives its revenues primarily through advertising sales.

INDUSTRY BACKGROUND

     The Internet and Web have emerged as mass communications and commerce mediums enabling millions of people worldwide to share information, communicate and conduct business electronically. The relatively lower costs required to publish content on the Web compared to traditional media and the availability of powerful new tools for the development and distribution of multimedia-rich content, including video and audio, have led to a proliferation of more useful and engaging information and services on the Internet. As the amount of content and services on the Internet continues to grow at a rapid pace, greater numbers of Internet users are attracted, fueling a cycle of growth where more users demand more content and more content attracts more users.

     Contemporaneously with the development of the Internet, universities and other large organizations have been developing private data networks to serve the needs of their organizations. These networks have been custom-built using proprietary protocols to connect specific communities or groups of users through local area networks ("LANs") and wide area networks ("WANs"). Private networks are expensive to build and maintain, and the proprietary nature of these networks and applications have made it difficult to manage and exchange information between them. In addition, these networks use expensive leased telephone lines, modem banks and other proprietary systems to connect geographically distinct parts of the same private network and to permit access by remote individual users.

     Recognizing the benefits of platform-independent communications over the Internet and the increasing availability of innovative software applications, such as geographically-based browsers, that use Internet protocols, many organizations have begun to create "intranets" by adopting Internet protocols on their private networks. The adoption of Internet protocols to create intranets generally can be accomplished without abandoning existing hardware, applications and data in proprietary formats. Because the Internet and intranets use the same protocols, intranets provide users with substantially increased access to information and other users both inside an organization and, via the Internet, throughout the world. Organizations have also begun to replace expensive leased lines and communications equipment with Internet gateways to connect networks and remote individual users.

     Current solutions for searching and information retrieval from the Internet and private data sources generally require the use of catalogs, search services or other specially designed applications. We believe that the tools in use today lack sufficient speed, accuracy, comprehensiveness or ease of use. In addition, these products are not well suited to an integrated Internet/intranet environment due to their inability to access seamlessly the vast amount of information available at all levels of the work environment. We believe that the rapid growth of intranets and their linkage to the Internet has created demand for products capable of working across such networks in order to make the vast amount of information on such networks more readily accessible to users.

BUSINESS OBJECTIVES AND STRATEGIES

     By leveraging our ever-expanding network of LAWs(TM), our mission is to become (1) the recognized time-and money-saving consumer brand name for needs-based information, products and services in e-marketing and e-business and
(2) the platform of choice for businesses large and small. LAWs(TM) facilitate individuals in local towns who have communities of interest, such as sports, learning, or religion, to communicate and interact more effectively with one another. LAWs(TM) are built on five pillars which exist in every community: local business, including the local distributors and outlets of large national companies; city hall; schools; community newspapers; and community groups, clubs and associations, including sports associations, religious groups, non profits, etc. The LAW(TM) acts as a local hub of interactive information and e-commerce and as such offers these five pillars a simple low cost method for buying, selling, publishing, sharing, co-editing, integrating, transacting, collecting and messaging information. This information can include content distributed from a central location downward, or data collected locally and channeled into a central local database.

     In February 2000, we entered into a strategic alliance agreement with 1stUp.com Corporation, an affiliate of CMGI, to provide free private label Internet access to customers throughout North America. This service will allow consumers, businessmen and associations instant free and unlimited access to their LAWs(TM) (and the rest of the worldwide web) 24 hours a day 7 days a week. Depending on the number of users, 1stUp will share a portion of its advertising revenues with us.

     Over the next two years, we desire to maximize our coverage of communities within the United States and Canada. To accomplish this goal, we have adopted a four phase development approach. As each subsequent phase rolls out, it builds upon the features provided by the previous phase in a manner that is seamless to the user. The first phase is the development of a LAW(TM) portal for easy point-and-click access of local content from the worldwide web. We have identified 56 such phase one sites in the United States.

     The second phase is the development of a fully interactive local site. Our fully interactive sites provide users free point and click access to needs-based information. Community organizations and associations generate the needs-based content through our self-serve websites that they update directly through their browser (not requiring any programming expertise). Local businesses pay for access to highly focused
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

micro-markets through our self-serve websites that they update directly through their browsers (not requiring programming expertise). Businesses get interactive marketing capabilities that allow them to build relationships with online consumers. Phase 2 also includes our publication, The Month Ahead, that contains a calendar of events for the upcoming month, and is delivered to selected households in the community.

     The third phase is to enable e-commerce on the fully interactive local site. During this phase, the LAW(TM) begins selling and hosting e-commerce and e-business solutions. Businesses can then process complete end-to-end transactions online. IBM provides back-end business capabilities which can integrate merchant orders with local distribution centers or delivery services. A phase 3 LAW(TM) enables users to purchase items online with quick and inexpensive delivery of such items. Phase 3 LAWs(TM) focus on saving users and community stakeholders time and money, as well as transforming traditional businesses into e-businesses while generating e-commerce revenues in the process.

     The final phase is to provide bundled products and services at substantial discounts on the fully interactive local site. Once a LAW(TM) is well established and profitable through e-marketing, e-commerce and e-business revenues, additional revenue streams are generated through additional value added services to the customer such as bundled products (e.g., office supplies) and services (e.g., airline, hotel and rental car reservations) offered at substantial discounts through our discount clubs.

     It is our objective to generate significant revenues by facilitating interactions and transactions between stakeholders in communities where 90% of the daily personal activity occurs and by facilitating national businesses and associations who wish a local presence. We will galvanize our position as a profit-leader in the Internet world by being a one-stop solution for any and all stakeholders. In other words, we intend to be the premiere locally oriented information utility -- or infomediary -- where most interactions and transactions are and will be conducted. The single most important factor for our success is our ability to attain a critical mass of repeat site visits by end users. In order to accomplish this task, we will need to (i) provide visitors with value-driven, accurate and timely information, (ii) educate local associations, businesses and general users, (iii) gain acceptance and trust from each local community, (iv) grow relationships between each member of the community and (v) save community members time and money.

     We will direct our marketing efforts at three levels, including national concerns, local businesses and sponsorship. Our marketing efforts for national concerns will be focused on businesses that have branches, distributors or franchises in the local municipalities. Marketing to local businesses will be focused on independent businesses that have a need to be interactive with their customers. Sponsorship marketing will be focused on generating revenue through the development of interactive programs for local associations, clubs and other non-profit organizations.

UNIQUE VENTURES

     A key feature of our business is our relationship with IBM. Under a licensing agreement between Planet Today, our parent, and IBM, IBM's Community Point(TM) (being a registered trademark of IBM), a Lotus Notes(TM)/Domino(TM) based system designed for use by municipalities in Europe, has been embedded into our e-Property Technology. Our LAWs(TM) are built using this technology.

     The Company has outsourced the hosting, maintenance and support of LAWs(TM) to IBM and IBM's partners. As a result, all LAWs(TM) that are rolled out are monitored 24 hours a day, 7 days a week. IBM's Net Commerce Hosting software has been incorporated into the overall LAW(TM) solution to leverage on-line commerce capabilities and enhance the interactivity and value available to our community participants. We are also an IBM Business Partner for the sale of hardware, software and services. As a result of this partnership, IBM began promoting LAWs(TM) as a world-wide product in November 1998.

     Our collaboration with IBM has provided many benefits for our business including the assistance of IBM's experts and client teams in accessing and marketing to large national companies. IBM continues to market our LAW(TM) concept using the name "e-property", through its worldwide solutions offerings thus allowing us to benefit from IBM's advertising efforts. The flexibility and scalability of the IBM software has enabled us to tailor our product quickly and inexpensively, in order to meet the needs of our user and partner base.

     Planet Newspapers is an important aspect of our business plan and development strategy. Planet Newspapers is principally engaged in the business of marketing, selling and developing a monthly community-based magazine in Canada and the United States called The Month Ahead -- Your Community & Internet Guide. Over the next three years, Planet Newspapers has identified 184 communities in Canada and in the United States that could accommodate operating franchises using and served by The Month Ahead. These 184 communities include the communities which Planet America and Planet Today (in Canada) intend to launch, or already have launched, their Internet LAW(TM) sites. The Month Ahead and Internet LAWs(TM) will enhance each other's business and development. Our LAW(TM) sites will allow commercial, municipal and residential users of the Internet to participate in their own local community Internet, an ability that large corporations spend millions to achieve. The Month Ahead will provide a monthly, ongoing and accurate print version of events happening in the local community. Together with Planet Newspapers, we will build a strong foundation within the local community.

QUALITY ASSURANCE PLAN

     The quality of our LAW(TM) sites is paramount to the success of our business. We intend to focus our quality efforts on site content and site reliability. Site content quality focuses on the ease of navigation, simplicity of design, interactivity and the accuracy, quantity and usefulness of the content. Site reliability focuses on continuous access to the site, optimization of hardware configurations, automated link/page availability checking, manual confirmation of any errors, fast resolution of any detected or validated errors and maintaining a high degree of site security. The preeminent concern of our quality assurance program will be to provide users with useful and interesting information on every visit to our sites.

     Each LAW(TM) site must be available 24 hours a day, 7 days a week. We will employ a two tier web database structure of a test and live environment to minimize site disruptions. Additionally, particular attention must be given to ensuring that link changes and dead links are monitored and updated quickly due to the dynamic, comprehensive content of each site. The technical quality assurance program will be focused on keeping our hosted servers at peak performance and our sites free of dead or broken links.

     The content quality assurance program will ensure that information provided on each LAW(TM) is professional, clear and addresses the needs of a local community. Our content will be monitored and maintained by content specialist teams. Each team will consist of approximately 10 specialists. These groups will be responsible for researching, creating and managing all of the content within all of our LAW(TM) sites. As content is updated, these groups will be responsible for unit testing specific content elements to ensure quality and accessibility. Each team will employ quality assurance specialists who will be responsible for functional testing of the LAW(TM) sites on a scheduled basis. The schedule will be designed to ensure that the automated processes are supplemented with a manual test of each site at least once a month. The functional test will include a complete link check of the site to ensure that site flow is intuitive, information does not become stale and other qualitative criteria are met. Additionally, it will include conducting a unit test of each content element in the site. This functional testing will also be a part of the technical quality assurance program.

     We will also provide a final structured level of testing at our headquarters location. At the centralized location, a quality assurance leader will conduct spot checks and site audits on all of our LAW(TM) sites. These tasks will be in addition to the scheduled manual checks conducted by the quality assurance specialists. The quality assurance leader will focus on sites that contain unique information and on sites that have experienced a large increase in content such as newly upgraded Phase 2 sites.

COMPETITION

     The markets for our products and services are new, intensely competitive, evolving quickly and subject to rapid technological change. We face competition in the overall Internet/intranet software market, as well as each of the market segments where our products and services compete. We expect competition to persist, increase and intensify in the future as the markets for our products and services continue to develop and as additional companies enter our markets.

     We expect to compete successfully in our markets by offering the first service of its kind to provide users with the latest community-based information accessed with ease at home, business, municipally or in school. Unlike many other major online services we bring our service directly into the local communities of the United States and Canada.

     In addition, we do not charge a usage fee for this service and all calls in each community are within the community's local telephone calling area. We offer computer users the ability to access local information and purchase local products. Finally, whereas, other online services are controlled through a centralized system of operation, our software will be licensed-operated in individual communities. However, there can be no assurance that we will be able to compete effectively with current and future competitors.

     We face competition in the overall Internet/intranet market by Microsoft Corporation and Netscape Communications Corporation, among others. Both of these companies provide or have announced intentions to provide a wide range of software products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments where we compete. Both Microsoft and Netscape occasionally acquire technology and products from other companies to augment their product lines, in addition to developing their own technology and products.

     We also face competition from America Online, Inc. ("AOL") (WebCrawler), Yahoo! Inc. (Yahoo), Excite, Inc. (Excite), Inktomi Corporation and Wired Ventures, Inc. (Hotbot), Infoseek Corporation (Infoseek and Ultraseek), Lycos, Inc. (Lycos and a2z), The McKinley Group, Inc. (which has announced its intention to merge with Excite, Inc.) (Magellan), and Open Text Corporation (Open Text Index), among others. AOL, Excite, Inc., Infoseek Corporation, Lycos, Inc. and Open Text Corporation have been offering search services on the Internet longer than we have. Increased use and visibility of our services and products depends in part on our ability to grow as the Web grows in size and maintain optimum operational performance levels. We believe that significant investments and business alliances will be essential to longer-term success to keep up with the technological and operational demands imposed by the explosive worldwide growth of the Web.

     In the market for information search and retrieval software, we compete with Excalibur Technologies Corporation, Fulcrum Technologies, Inc., Information Dimensions, Inc., Open Text Corporation, Personal Library Software, Inc. and Verity, Inc., among others. In the future, we may also compete with database vendors should they offer intranet versions of the information search and retrieval capabilities with their core databases. We may also encounter competition from companies that currently sell document management systems, groupware applications, Internet and intranet products and operating systems if they decide to enhance their products and services similar to our products and services.

     We are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing software products and services that will compete with our products and services. Certain of our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing our products. Many of our current and potential competitors in each of our markets have longer operating histories and significantly greater financial, technical and marketing resources, name recognition and installed product base than us. There can be no assurance that we will be able to compete effectively with current and future competitors. If significant price competition were to develop, we would likely be forced to lower our prices, which could have a material adverse effect on our business, results of operations and financial condition.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL ENHANCEMENTS

     Our current product development efforts are focused on enhancing and broadening our software, information and collaboration and communication products. We intend to actively support industry

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

standards and incorporate new standards-compliant features into our products. Research and development work is conducted primarily in our facilities or in the facilities of our parent corporation, Planet Today. The principal technologies used in our products have been developed internally and combined with IBM's technology to provide a complete local area network; we may also license and incorporate third-party technology to supplement our own efforts.

     Our ability to successfully develop and release new products and services and enhancements in a timely manner is subject to a variety of factors including our ability to solve technical problems and test products, the competing priorities of our business, the availability of development and other resources and other factors outside of our control. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services and enhancements.

INTELLECTUAL PROPERTY

     Our performance and ability to compete are dependent to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. There can be no assurance that patents or trademarks will issue from these pending applications or from any future applications or that, if issued, any claims will be sufficiently broad to protect our rights in such technology. In addition, there can be no assurance that any patents or trademarks that may be issued will not be challenged, invalidated or circumvented, or that any rights granted under the patents or trademarks would provide protection of our proprietary rights. Failure of any patents or trademarks to protect our rights in technology and cross licensing arrangements may make it easier for our competitors to offer equivalent or superior technology.

GOVERNMENT REGULATION

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to on-line commerce. However, due to the increasing popularity and use of the Internet and other on-line services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on us. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve.

EMPLOYEES

     As of December 31, 1999, we had a total of 17 full-time and 3 part-time employees. In addition, we use independent contractors when needed. We currently lack the personnel that will be necessary for our expected growth. Competition for such personnel is intense and there can be no assurance that we will be able to successfully attract, assimilate, or retain sufficiently qualified personnel. In order to attract qualified personnel, we may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation. The future success of the Company will depend on our ability to attract and retain qualified personnel to operate the Company and manage our growth. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition. None of our employees is represented by a labor union and we consider our employee relations to be satisfactory.

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

PROPERTIES

     The corporate and head office of the Company is at Suite 1825, The Liberty Building, Buffalo, New York 14202. This office is leased on a monthly basis for a monthly rent of $1,479. The principal executive office of the Company is at 1091 Gorham Street, Suite 302, Newmarket, Ontario Canada L3Y 7V1. This office space comprises approximately 3,335 square feet, and is shared by Georgian Bancorp, Planet Today and the Company. We are not currently paying rent for the use of this office space, but a portion of the rent has been allocated in the consolidated financial statements.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and operations should read be in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

                                    SUMMARY

     We create local Area Webs LAWs(TM) that are local versions of the Worldwide Web customizable to specific local needs town by town. Within local communities, LAWs(TM) help citizens, businesses, non-profit organizations, and governments take advantage of the Internet phenomenon in a more meaningful and practical way.

     LAWs(TM) use advanced technology originally designed to power corporate Intranets to create a commercially viable platform that fulfills online, commercial and non-commercial needs of communities; communities that cannot escape the reality that their markets are predominantly local. LAWs(TM) dramatically reduce the amount of time, frustration, and (literally) the number of "clicks" spent assessing online content, products, and services. LAWs(TM) also demystify the process of content creation, hosting and maintaining easy-to-use, self-serve, browser-based solutions.

     We build our online solutions based on proven Web-based models, focusing on the most cost effective and successful methodologies used to date, then applying these models at the community level.

     As a result, we believe we will deliver significant value to all facets of local communities and local markets -- across North America and eventually throughout the world. We anticipate that the Company will leverage its core competencies and related technologies to generate significant revenues and secure rapid future growth and long-term prosperity.

     We have a limited operating history and have generated only a limited amount of revenues to date. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. In particular, we expect our sales, systems enhancements and marketing expenses to increase.

     We have sustained operating losses and negative cash flows from operations since inception and expect these conditions to continue for the immediate future. As of December 31, 1999, we had an accumulated deficit of $6,477,827. The implementation of our business plan is dependent on obtaining additional financing through public or private sources, strategic relationships and other arrangements. Our current cash resources and anticipated cash flows from operating activities are not expected to be sufficient to meet our anticipated need for working capital and public or private financing will be required. We have entered into various agreements with Swartz Private Equity LLC to secure equity financing which are described in note 6 to the latest annual consolidated financial statements and we are currently receiving support from our majority stockholder to provide additional funds, as needed to cover our working capital needs until the equity financing can be completed.

     Since the majority of the company's future products and services relate to providing Internet-related information, and facilitating e-commerce and e-business services to community-based associations and organizations and business located in those communities, its success is dependent on the continued growth of the Internet e-commerce and e-business and the successful implementation of its business plan.

     We have generated revenue from the sale of advertising in our LAW(TM) sites and e-business agreements. The e-business agreements provide for revenue sharing in the form of transaction fees from sales made by business partners which are recognized as revenue in the period that the underlying sales are made by the business partners. No significant e-business revenues have been generated to date.

     We expect our revenue in the immediate future will come from the installation of free internet access points across Canada and the development of e-Commerce applications for national chains in Canada and the United States and the resale of copies of our software applications.

     In the future we may generate revenue from other sources such as:

     - Branding

     - Subscriptions

     - E-commerce

     - Business to business commerce

     - Sponsorships and advertising

     - Canadian Government Community Access Program (CAPs) funding.

     To date, we have funded our activities primarily through private equity security offerings.

     Product and Content Development Costs. These consist primarily of payroll and related expenses for LAW(TM) site development and systems operations personnel and consultants, systems infrastructure and costs for acquired content. All costs associated with the development of content on our LAW(TM) sites are expensed as incurred; such costs were $278,364 for the fiscal year ended June 30, 1999 and $140,147 for the six months ended December 31, 1999. Costs associated with the development of our websites software are capitalized; such costs were nil for fiscal year ended June 30, 1999 and $41,601 for the six months ended December 31, 1999.

     General and Administrative Expenses. General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative, finance, information systems, facility costs, professional fees and recruiting. General and administrative expenses were $316,363 for the fiscal year ended June 30, 1999 and $81,209 for the six months ended December 31, 1999.

     Liquidity and Capital Resources. From inception in October 1996 through December 31, 1999, we financed our operations and met our capital expenditure requirements primarily from the private sale of equity securities and the infusion of assets totaling approximately $6 million. At June 30, 1999, we had $3,244 in cash and cash equivalents; at December 31, 1999, our current assets were $252,948 compared to $37,184 at June 30, 1999.

     The expansion of our business will require significant additional capital to fund operating losses, capital expenditures and working capital needs.

     Net cash used in operating activities was $250,851 for the year ended June 30, 1999. Cash used in operating activities consisted primarily of net operating losses due to systems developments, sales and marketing, and general and administrative costs.

     Cash flow from financing activities was $246,747 for the year ended June 30, 1999, leaving a net cash outflow of $4,104 for the year. For the six months ended December 31, 1999 the net cash outflow was $1,631.

     Subsequent to December 31, 1999, various investors bought or committed to buy an additional $249,428 of our equity.

     Our future capital requirements will depend on a variety of factors, including market acceptance of LAW, the resources we devote to develop, market, sell and support our current and future product offerings, and other factors. We expect to devote substantial capital resources:

     - For our sales and marketing efforts,

     - To hire and expand our systems people, salaries and marketing and customer support organizations,

     - To further develop our service offerings, and

     - For general corporate purposes.

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

     We believe that our cash and cash equivalents, the net proceeds from equity sales subsequent to December 31, 1999 and the net proceeds from the Investment Agreement will be sufficient to fund our operations for at least the next 12 months. Despite our expectations, we may need to raise additional capital before that time. We may need to raise additional funds in order:

     - To fund anticipated growth, including significant increases in personnel, facilities and computer systems,

     - To develop new or enhance existing services and products, including our network infrastructure, and

     - Acquire or invest in complementary businesses, technologies, services or products.

     In addition, in order to meet long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms, or at all.

  Year 2000 Readiness

     Impact of Year 2000 Computer Problem. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, the computer programs that have time sensitive software may recognize a date represented as "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have designed our LAWs(TM) for use in the Year 2000 and beyond and believe our LAWs(TM) are Year 2000 ready. We have performed testing of our LAWs(TM) for the Year 2000 compliance. Our tests of our LAWs(TM) have not revealed any significant year 2000 problems. We are not aware of any significant systems that contain embedded chips that are not Year 2000 compliant.

     Risks. Due to the general uncertainty inherent in the Year 2000 computer problem, which results from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our business, results of operations or financial condition. No Year 2000 problems have been experienced to date.

     The costs associated with remediating any Year 2000 problems have not been material to date. Although we do not anticipate that these costs will be material in the future, we cannot assure you that these costs will not be material.

YEARS ENDED JUNE 30, 1998 AND 1999

     For the years ended June 30, 1998 and 1999, we incurred a net loss in the amounts of $286,019 and $1,076,258, respectively. Our net working capital deficiency as of June 30, 1999 was $127,279 as compared to $535,288 as of June 30, 1998. Although current assets decreased from $125,373 as of June 30, 1998 to $37,184 as of June 30, 1999, current liabilities decreased from $660,661 as of June 30, 1998 to $164,463 as of June 30, 1999 because of a reduction from $660,661 to $164,463 in the amount due to related parties, mainly as a result of the Company's parent, Planet Today, forgiving $650,000 Cdn (US$441,550) of debt which amount has been included in additional paid-in capital.

SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999

RESULTS OF OPERATIONS

     To date, our revenue has been minimal and primarily it has come from advertising sales. Advertising revenue is recognized on a straight-line basis over the term of the advertising contract. For the years ended June 30, 1998 and 1999, advertising sales were $124,766 and $139,467 respectively, and $107,898 for the six month period ended December 31, 1999.

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

     Advertising revenues are generated from three main areas. The first main area is through interactive electronic directories in each LAW(TM) community, an electronic version of the "Yellow Pages". The second area is an interactive classified "buy-sell" service offered to all members of the LAW(TM) community. The third area is local and national sponsorships that are sold with respect to many of the information services offered to the members. We anticipate that advertising revenues will account for a substantial share of net revenues for the foreseeable future.

     In the future, we also expect to receive revenues from other sources including retailing, subscriptions, branding, sponsorship and e-business transaction fee and other service revenues. Retailing revenues will result from license agreements with businesses to facilitate the sale of products to LAW(TM) users. Subscription revenues will result from fees charged for specialized online services requested by subscribers, such as personalized electronic newspapers. Service revenues will consist of fees for support services, ongoing training, advertising and consulting to the licensed.

     Planet Newspapers also derives its revenue primarily from the sale of advertising space in its publication, The Month Ahead. Revenues are expected to increase with the expansion of LAW(TM) sites across the United States.

     We plan to meet our objective of increasing revenues by expanding our network of LAWs(TM) across the United States and by enhancing and tailoring the services offered by each LAW(TM) to meet the specific needs of the community. In an effort to maximize our coverage of communities within the United States over the next two years, we have adopted a phased approach to developing our product line. As each subsequent phase rolls out, it builds upon the features provided by the previous phase in a manner that is seamless to the user. The first phase is the development of a LAW(TM) portal for easy point-and-click access of local content from the worldwide web; we also offer free Internet for our users. We have completed the first phase of our development by establishing LAW(TM) sites in 102 localities across North America. The second phase is the development of a fully interactive local site. The third phase is to enable e-commerce on the fully interactive local site. The final phase is to provide bundled products and services at substantial discounts on the fully interactive local site. As the development of our product line progresses, we expect the number of users and the types of services requested from these users to increase significantly. See "Business" and "Risk Factors."

     We have undertaken a leading edge solution that will change the way e-commerce is conducted in local communities. It is a solution that is replicable within communities throughout North America and the world. Recognizing the magnitude of this endeavor, we have taken time in 1999 to forge the alliances required to deliver quality results on all fronts: from e-commerce and B to B solutions, to content development, to promotion and advertising. These alliances are summarized below:

          1. Our 102 LAW(TM) sites include five phase two sites which are operational with very local links, local directory information of businesses and professionals, local classifieds, local real estate information, local movie listings. All powered are by Infospace. These sites have links to existing web pages that are relevant to each site. 56 of the sites are in the United States with 46 in Canada.

          2. Five phase two sites operating in Canada are: Newmarket, Aurora, Richmond Hill, London, Kitchener/Waterloo, Ontario, where we host pages of 17 non-profit organizations.

          3. Our sites allow the participants within the community true interaction with the site in a self-serve manner. For example, associations can add themselves to the web site straight from the web site. Users can add relevant links to the site themselves using a button on the site. Businesses can register to advertise or add a link to their business site themselves and be billed for a fee later. Our sites now contain an average 11,000 links, 5,500 content areas. For this volume of content, the site speed has been improved to display the sought after page within 5 seconds.

          4. We have an agreement with Canada's largest radio station network which allows us to use the power of radio in two phase two sites, London and Sudbury. The deal saves Planet promotional advertising costs at the 2 sites. Similar arrangements will be made at all sites.

          5. An automobile dealership template is under construction that will be the first instance of building a sophisticated leading web facility that allows a national franchisee to interact directly with the community and conduct relationship marketing and the ensuing e-commerce. Replicating this solution across all of our sites will be very profitable because of the derived economies of scale. This capability is one of our core differentiators that distinguish our sites from all our competitors. Other retailing templates will be developed.

          6. We have submitted an application to the Canadian government to install 76 Community Access Program ("CAPs") points in Ontario. This installation is expected to result in revenues of $1.3M. It will also allow Planet Today to expand its on the ground operations into 15 additional locations in the next 4 months: Oshawa, Ajax, Markham, Vaughan, downtown Toronto, Hamilton, Sudbury, Niagara Falls, Woodstock, Cambridge, Brantford, Guelph, Mont Forest, Caledonia and Lindsay, Ontario, reaching approximately 2 million more people.

          7. These CAPs will be situated on the premises of YMCA, Boys and Girls Clubs of Canada, John Howard society, community food banks, youth crisis centers and hostels. These non-profit organizations will be hosting their web pages on our sites throughout Canada.

          8. One of the prime objectives of the Canadian government's CAP program is to stimulate economic development via increased use of the internet and e-commerce. We are uniquely positioned as a company with a network of community portals that provide a platform for small businesses to conduct e-commerce. In recognition of our advanced position in being able to deliver the services specified by the CAP program and in anticipation of the ensuing e-commerce opportunities via our platform, IBM, Ericsson Professional Services and Cendant Inc. have advanced $262,000 (to be repaid from future revenues) to support our operations.

          9. We have assembled a one-stop shopping experience, by securing 60 affiliate marketing relationships with 60 e-commerce sites that offer name brand goods in the following categories: art work, auto sales, books, cd's, educational products, florists, gifts, online auctions, baby supplies, health and beauty supplies, kitchen supplies, pet supplies, sport equipment, toys, travel, mens wear, womens clothing, greeting cards, and coupons.

          10. Our Clix loyalty program rewards system can be applied to all of our affiliate marketing programs to stimulate sales of our affiliates' products from phase 1 sites. The clix rewards system uses an e-mail list of 1 million currently registered clix users to raise awareness that our 102 sites are open for business and to notify users that if they purchase our affiliates' products they will get an additional incentive of clix points which are redeemable monthly for cash or products.

     Our operating objectives for the next 15 months will include the expansion of phase one and two LAW(TM) sites at an estimated total cost of $27 million for advertising and promotion. In addition the administration and general expenses associated with these sites will total an estimated $5 million.

     Over the next 15 months, we plan to enter into partnerships with several national partners to provide subject matter content, expertise and e-commerce enabled products and services to LAW(TM) communities. We have identified 200 potential national partners and plan to solicit partnerships with up to 50 of them. An ideal national partner would not only contribute subject matter content expertise to the LAWs(TM) but would also satisfy certain other criteria including, but not limited to, providing products and services which are in demand and purchased repetitively by consumers in the LAW(TM) communities. We would make transactional revenue from such e-commerce.

     The implementation of our business plan is dependent upon obtaining additional financing through public or private sources, strategic relationships and other arrangements. Our current cash resources and anticipated cash flows from operating activities are not expected to be sufficient to meet our anticipated need for capital. Our Investment Agreement with Swartz to secure equity financing will help us raise this capital.

FACTORS AFFECTING RESULTS OF OPERATIONS

     We are likely to experience significant fluctuations in quarterly operating results caused by many factors including the rate of growth, usage and acceptance of intranets and the Internet, changes in the demand for our products and services, introductions or enhancements of our products and services and our competitors, delays in the introductions or enhancement of our products and services and our competitors, changes in our pricing policies or those of our competitors, changes in the distribution channels through which products are sold, our ability to anticipate and effectively adapt to developing markets and rapidly changing technologies, our ability to attract, retain and motivate qualified personnel and changes in the mix of products and services sold. Our expense levels are based in part on our expectations as to future orders and sales, and our ability to find licensees, which given our limited operating history, are also extremely difficult to predict. Our expense levels are to a large extent fixed, and it will be difficult for us to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in demand for our products and services in relation to expectations would have an immediate adverse impact on our business, results of operations and financial condition, which could be material.

                              CERTAIN TRANSACTIONS

     During the year ended June 30, 1999, the Company entered into an agreement with the York Region e-property limited partnership, a majority of whose partners are directors and officers of the Company (Emmanuel Casalino, 14%, Peter Palijenko, 14%, Noreen Stevens, 21% and Sinclair Stevens, 21%), under which it has granted the partnership the exclusive right to use its community software to develop and exploit a site in the Newmarket, Ontario area. The agreement has an initial term of 10 years and the partnership has the right to extend for two additional five-year terms for no additional consideration. Consideration received totaled $337,500 Cdn (US $229,264) and comprised cash of $70,000 Cdn (US $47,551), with the balance in notes payable by the partners. The notes accrue interest at a non-compounded rate of 6.5% per annum and are repayable out of net revenues earned by the partnership at the rate of 80% of net revenues in each future annual accounting period, and in any event by December 31, 2003. The partnership also has the ability to acquire similar right in three additional areas namely the cities of Markham, Richmond Hill and Vaughan all in the Region of York for the same consideration.

     Planet Today, our parent, has entered into a management services agreement dated December 2, 1998 under which it has agreed to take on the role of manager of the York Region e-property limited partnership LAW site for a management fee of $5,000 per month, as well as ongoing annual fees equal to 20% of net revenues earned by the partnership over the period ending June 30, 2004, and 50% of net revenues thereafter.

                               MARKET INFORMATION

     Our common stock has been quoted since April 15, 1998 on the OTC Bulletin Board under the symbol "PNTC". The trading market has been limited and sporadic. The table set forth below presents the high and low bid prices of the common stock for the periods indicated based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

TRADING PERIOD                                                  HIGH    LOW
--------------                                                  ----    ---
April 15, 1998 -- June 30, 1998.............................     2 3/4    7/16
July 1, 1998 -- September 30, 1998..........................     4 11/12   3/4
October 1, 1998 -- December 31, 1998........................     2 1/2    7/8
January 1, 1999 -- March 31, 1999...........................     7 5/12  1 1/16
April 1, 1999 -- June 30, 1999..............................     5       2
July 1, 1999 -- September 30, 1999..........................     3 1/8   1 1/8
October 1, 1999 -- December 31, 1999........................     2 3/8   1 5/16
January 1, 2000 -- March   , 2000...........................

     On March [  ], 2000, the last reported bid price of the common stock was
$[          ].

     As of March 9, 2000, our common stock no longer will be eligible for the OTC Bulletin Board because we have not filed a registration statement with the SEC under Section 12 of the Securities Exchange Act of 1934, as required for eligibility. We intend to do so immediately upon effectiveness under the Securities Act of 1933 of the registration statement of which this prospectus is a part. We also will consider applying to include our common stock on the Nasdaq Stock Market.

HOLDERS

     As of February 21, 2000, there were 15 stockholders of record.

DIVIDEND POLICY

     We have not declared or paid any dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of the date of this prospectus, by (i) any person who is known to the Company to be the beneficial owner of more than five percent of the capital stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.

NAME AND ADDRESS                                              AMOUNT AND NATURE OF    PERCENTAGE OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP*       CLASS
-------------------                                           ---------------------   -------------
Planet Today Inc.**.........................................        5,000,000              85%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Cede & Co...................................................          686,510              12%
P. O. Box 222
Bowling Green Station
New York, NY 10274

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Sinclair M. Stevens**.......................................       5,000,000              85%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
James G. Stevens............................................          60,000              ***
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Emmanuel Casalino...........................................              --               0%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Peter Palijenko.............................................              --               0%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Noreen M. Stevens...........................................              --               0%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Edward E. Loyst.............................................              --               0%
1091 Gorham Street, Suite 302
Newmarket, Ontario L3Y 7V1
Thomas Moryto...............................................              --               0%
33 Hill Country Drive
R.R. #4
Stouffville, Ontario, L4A 7X5
Directors and Officers as a Group...........................       5,060,000              85%

---------------

  * Sole voting and investment power, except where indicated otherwise.

 ** Sinclair M. Stevens, who is Chairman of Planet Today, and James G. Stevens, who is President and Chief Executive Officer of Planet Today each may be deemed the beneficial owner of the 5,000,000 shares owned by Planet Today.

*** Less than 1%

     Pursuant to the Investment Agreement, Swartz has the right to acquire up to 15,000,000 shares of common stock under certain circumstances, excluding certain warrants. Assuming all such shares were issued, Swartz would own 15,000,000 of the 20,890,715 issued and outstanding shares of common stock or approximately 72%. Planet Today would then own 24% and Cede & Co. would own 3% of the issued and outstanding shares. Swartz also will receive an amount of Put Warrants to purchase shares of common stock equal to 10% of the number of Put Shares purchased and was granted a Commitment Warrant to purchase 490,000 shares of common stock. See "Investment Agreement".

                              PLAN OF DISTRIBUTION

     We have been advised by Swartz and the other Selling Security Holders that all or a portion of the Shares covered by this prospectus may be offered for sale, from time to time, by them in one or more private or negotiated transactions, in open market transactions, in settlement of short sale transactions, in settlement of option prices that may be changed, at market prices prevailing at the time of the sale.

     To our knowledge, neither Swartz nor any of the other Selling Security Holders has made any arrangement with any brokerage firm for the sale of the Shares. We have been advised by Swartz and the other Selling Security Holders that they presently intend to dispose of the Shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Swartz may also dispose of the Shares through one or more of the other methods described above.

     Swartz is an "underwriter" within the meaning of the Securities Act in connection with the sale of the Shares offered hereby. Any broker-dealers or agents who act in connection with the sale of the Shares may also be deemed to be underwriters. Profits on any resale of the shares by Swartz and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Swartz will pay all commissions, transfer taxes and other expenses associated with the sales of the shares by it. The shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to pay the expenses of the preparation of this Prospectus. We have also agreed to indemnify Swartz against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

     We will not receive any of the proceeds from the sale of the Shares by Swartz. However, we will receive the purchase price paid for Put Shares pursuant to the Investment Agreement if, and to the extent, we sell such shares to Swartz. The purchase price of the Put Shares issued and sold to Swartz pursuant to the Investment Agreement shall be equal to the lesser of (i) the Market Price for the Put Shares minus $.10 or (ii) 91% of the Market Price for such Put Shares, as defined in the Investment Agreement.

                           DESCRIPTION OF SECURITIES

     The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws and the terms and conditions of the Investment Agreement. The shares to which this prospectus relates are the Put Shares and the shares of common stock issuable upon exercise of the Commitment Warrants and the Purchase Warrants, if any, to be offered and sold from time to time by Swartz.

COMMON STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share. As of the date of this prospectus, there were 5,890,715 issued and outstanding shares of common stock.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to the Investment Agreement, when issued and fully paid for by Swartz, will be fully paid and nonassessable.

WARRANTS

     Purchase Warrants and Commitment Warrants are exercisable at any time beginning on the date of issuance, and ending on the date that is five (5) years after the date of issuance. The shares of common stock underlying such warrants, when issued upon exercise in whole or in part, will be fully paid and nonassessable.

     Each of the warrants contains provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of any warrant. The holder of the warrant will not possess any rights as a stockholder of the Company until the holder exercises the warrant. The warrant may be exercised upon surrender on or before the expiration date of the warrant at the offices of the Company, with an exercise price for the number of shares with respect to which the warrant is being exercised. The exercise price is payable either by (i) cash exercise, (ii) cashless exercise, or (iii) by a combination of them, at the election of the holder of the warrants. Cashless exercise of the warrants occurs when that number of shares of common stock underlying the warrant having a fair market value equal to the aggregate exercise price are canceled as payment of the exercise price.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our By-Laws provide that the Company will indemnify each of its directors and officers, whether or not then in office, with respect to expenses actually and reasonably incurred by such person in any threatened, pending or completed actions or proceedings and appeals, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the General Corporation Law of the State of Delaware or other applicable law, as such law now exists or may hereafter be adopted or amended.

     Our Restated Certificate of Incorporation provides that pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty as a director to the Company and our stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain unavailable under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Provisions of the Investment Agreement also require the Company to indemnify and hold harmless Swartz and all its stockholders, officers, directors, employees and direct or indirect investors and any of their agents, members, partners or other representatives from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and related expenses, including reasonable attorney's fees and disbursements, incurred as a result of, or arising out of, or relating to (a) any misrepresentation or breach of a representation or warranty made by the Company in the Investment Agreement or any related documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Investment Agreement or any related documents, or (c) any cause of action, suit or claim, derivative or otherwise, by any stockholder of the Company based on a breach by the

Company or any of its officers or directors of their fiduciary or other obligations to the stockholders of the Company.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Mays & Valentine L.L.P., McLean (Tysons Corner), Virginia.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1999 and June 30, 1998 and for each of the years in the two year period ended June 30, 1999 included in this Prospectus and Registration Statement have been so included in reliance on the report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the Common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the registration statement and exhibits filed as a part of it. The registration statement, including the exhibits thereto, may be inspected, without charge, at the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C., and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     We intend to make available to our stockholders annual reports containing financial statements audited by an independent certified public accounting firm. We may also make available to our stockholders, from time to time, other reports about material corporate developments.

                              PLANET AMERICA, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors..............................   F-4
Consolidated Balance Sheets as of June 30, 1999 and 1998....   F-5
Consolidated Statements of Stockholder's Equity for the
  years ended June 30, 1999 and 1998........................   F-6
Consolidated Statements of Operations for the years ended
  June 30, 1999 and 1998....................................   F-7
Consolidated Statement of Comprehensive Income for the years
  ended June 30, 1999 and 1998..............................   F-8
Consolidated Statements of Cash Flows for the years ended
  June 30, 1999 and 1998....................................   F-9
Notes to Consolidated Financial Statements for the years
  ended June 30 1999 and 1998...............................  F-10
Consolidated Balance Sheets as at December 31, 1999 and June
  30, 1999..................................................  F-20
Consolidated Statement of Stockholders' Equity for the six
  months ended December 31, 1999............................  F-21
Consolidated Statements of Operations for the six months
  Ended December 31, 1999 and 1998..........................  F-22
Consolidated Statements of Comprehensive Income for the six
  months ended December 31, 1999 and 1998...................  F-23
Consolidated Statements of Cash Flows for the six months
  ended December 31, 1999 and 1998..........................  F-24
Notes to Consolidated Financial Statements for the six
  months ended December 31, 1999............................  F-25

                         [PRICEWATERHOUSECOOPERS LOGO]

                              PLANET AMERICA INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

August 24, 1999

REPORT OF MANAGEMENT
TO OUR STOCKHOLDERS

     The management of PLANET AMERICA INC. is responsible for the integrity and objectivity of the consolidated financial statements. These statements were prepared in conformity with generally accepted accounting principles in the United States and include amounts that are based on the best estimates and judgments of management, which it believes are reasonable under the circumstances.

     The company maintains a system of internal accounting policies, procedures and controls designed to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly.

     PricewaterhouseCoopers LLP has audited the company's consolidated financial statements in accordance with United States generally accepted auditing standards and provides an objective, independent review of the company's internal control and the fairness of its reported financial condition and results of operations.

[PRICEWATERHOUSECOOPERS LETTERHEAD]

August 24, 1999

AUDITORS' REPORT

TO THE SHAREHOLDERS OF
PLANET AMERICA INC.

     We have audited the consolidated balance sheets of PLANET AMERICA INC. as at June 30, 1999 and 1998 and the consolidated statements of stockholders' equity, operations, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1999 and 1998 and the results of its operations and cash flows for the years then ended in accordance with United States generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note 1 to the financial statements, the company has sustained losses from operations since its inception and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

CHARTERED ACCOUNTANTS

Toronto, Ontario

                              PLANET AMERICA INC.

                          CONSOLIDATED BALANCE SHEETS
                          AS AT JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

                                     ASSETS

                                                                 1999         1998
                                                              ----------   ----------
                                                                  $            $
CURRENT ASSETS
Cash and cash equivalents...................................       3,244        7,348
Accounts receivable (net of provisions of $4,605;
  1998 -- $nil).............................................      29,525       56,772
Due from related parties (note 4)...........................       4,415       34,643
Other assets................................................          --       26,610
                                                              ----------   ----------
                                                                  37,184      125,373
Property, plant and equipment (note 3)......................       4,307       10,868
Deferred financing costs (note 6)...........................     928,310      316,000
                                                              ----------   ----------
                                                                 969,801      452,241
                                                              ----------   ----------

                                     LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities....................      88,507       43,249
Due to related parties (note 4).............................      75,956      617,412
                                                              ----------   ----------
                                                                 164,463      660,661
Advance proceeds from sale of future revenue(note 8)........      53,733           --
Non-controlling interest (note 2(a))........................          --           --
                                                              ----------   ----------
                                                                 218,196      660,661
                                                              ----------   ----------
Commitments (note 10)
SHAREHOLDERS' EQUITY
Capital stock (note 6)
Par value $0.001, 50,000,000 common shares authorized,
  5,776,001 common shares issued and outstanding at June 30,
  1999 (June 30, 1998 -- 5,579,501 common shares)...........       5,767        5,580
Additional paid-in capital..................................   6,240,868    4,944,098
Stock purchase warrants (notes 6 and 7).....................     928,310           --
Subscriptions for common shares receivable (note 4).........    (208,109)     (28,120)
Accumulated deficit.........................................  (6,098,165)  (5,021,907)
Other accumulated comprehensive losses......................    (117,066)    (108,071)
                                                              ----------   ----------
                                                                 751,605     (208,420)
                                                              ----------   ----------
                                                                 969,801      452,241
                                                              ==========   ==========
Nature of operations (note 1)

  The accompanying notes are an integral part of these consolidated financial statements.

APPROVED BY THE BOARD OF DIRECTORS

        /S/  JAMES G. STEVENS
---------------------------------- DIRECTOR
             JAMES G. STEVENS


         /S/  PETER PALIJENKO
---------------------------------- DIRECTOR
              PETER PALIJENKO

                              PLANET AMERICA INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

                                                CAPITAL STOCK
                                   ----------------------------------------                     OTHER
                                   NUMBER OF                                                 ACCUMULATED
                                    COMMON                    ADDITIONAL      ACCUMULATED   COMPREHENSIVE
                                    SHARES     PAR AMOUNT   PAID-IN CAPITAL     DEFICIT        LOSSES
                                   ---------   ----------   ---------------   -----------   -------------
                                                   $               $               $              $
BALANCE AT JUNE 30, 1997.........  5,579,501     5,580         4,834,571      (4,735,888)      (89,160)
Net loss.........................         --        --                --        (286,019)           --
Other comprehensive losses.......         --        --                --              --       (18,911)
Research and development
  conducted by parent company
  (note 4).......................         --        --           109,527              --            --
                                   ---------     -----         ---------      ----------      --------
BALANCE AT JUNE 30, 1998.........  5,579,501     5,580         4,944,098      (5,021,907)     (108,071)
Net loss.........................         --        --                --      (1,076,258)           --
Other comprehensive losses.......         --        --                --              --        (8,995)
Exercise of stock purchase
  warrants (note 7)..............    186,500       187           372,813              --            --
Debt forgiveness (note 4)........         --        --           667,360              --            --
Research and development
  conducted by parent company
  (note 4).......................         --        --           153,510              --            --
Contribution of use of software
  by parent company (note 4).....         --        --           103,087              --            --
                                   ---------     -----         ---------      ----------      --------
BALANCE AT JUNE 30, 1999.........  5,766,001     5,767         6,240,868      (6,098,165)     (117,066)
                                   =========     =====         =========      ==========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PLANET AMERICA INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

                                                                 1999        1998
                                                              ----------   ---------
                                                                  $            $
REVENUES
Advertising revenues -- external customers..................     139,467     124,766
Licence fee revenues -- external customers..................       7,901       9,252
                                                              ----------   ---------
                                                                 147,368     134,018
                                                              ----------   ---------
OPERATING EXPENSES
Cost of revenues............................................     251,741      96,848
Product and content development costs (note 4)..............     278,364     153,439
General and administrative..................................     316,363     150,485
Advertising.................................................      54,597       6,364
Depreciation................................................       6,561      12,901
                                                              ----------   ---------
                                                                 907,626     420,037
                                                              ----------   ---------
Loss before the undernoted..................................    (760,258)   (286,019)
Deferred stock issue costs written off (note 6).............     316,000          --
                                                              ----------   ---------
Loss for the year...........................................  (1,076,258)   (286,019)
                                                              ==========   =========
Basic and fully diluted loss per share (note 2(k))..........       (0.19)      (0.05)
                                                              ==========   =========
Shares used in computing loss per share.....................   5,726,059   5,579,501
                                                              ==========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PLANET AMERICA INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

                                                                 1999        1998
                                                              ----------   --------
                                                                  $           $
Loss for the year...........................................  (1,076,258)  (286,019)
Other comprehensive income (losses)
Foreign exchange translation differences (note 2(l))........      (8,995)   (18,911)
                                                              ----------   --------
Total comprehensive loss for the year.......................  (1,085,253)  (304,930)
                                                              ==========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PLANET AMERICA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

                                                                 1999        1998
                                                              ----------   --------
                                                                  $           $
CASH PROVIDED BY (USED IN)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  (1,076,258)  (286,019)
Adjustments to reconcile loss to net cash used in operating
  activities
  Depreciation..............................................       6,561     12,901
  Deferred stock issue costs written off....................     316,000         --
  Contribution of use of software by parent company (note
     4).....................................................     103,087         --
  Research and development conducted by parent company (note
     4).....................................................     153,510    109,527
  Foreign currency translation differences..................      (8,995)   (18,030)
  Changes in operating assets and liabilities
     Accounts receivable....................................      27,073     65,975
     Accounts payable and accrued liabilities...............      45,430    (12,175)
     Other assets...........................................      26,610         --
  Advances to related parties...............................      30,229        712
  Advances from related parties.............................     125,902    148,771
                                                              ----------   --------
NET CASH USED IN OPERATING ACTIVITIES.......................    (250,851)    21,662
                                                              ----------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment..................          --    (15,818)
                                                              ----------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock..................     193,014         --
Advance proceeds from sale of future revenue................      53,733         --
                                                              ----------   --------
                                                                 246,747         --
                                                              ----------   --------
NET CASH INFLOW (OUTFLOW) DURING THE YEAR...................      (4,104)     5,844
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............       7,348      1,504
                                                              ----------   --------
CASH AND CASH EQUIVALENTS -- END OF YEAR....................       3,244      7,348
                                                              ==========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PLANET AMERICA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998
                          (expressed in U.S. dollars)

1  NATURE OF OPERATIONS

     The company is engaged in the marketing, sale and development in North America of shared electronic platform technology (e-Property Technology) which is used to establish private community-based or geographically-based local area Internet websites called Local Area Webs (LAWs). In addition, a subsidiary company, Planet Newspapers Inc., is engaged in the marketing, selling and development of a monthly community-based magazine in Canada called "The Month Ahead -- Your Community Internet Guide." The company's principal sources of past and future revenues include: advertising, service revenues, retailing revenues, subscription revenues, branding revenues, sponsorships and e-business transaction fee revenues.

     The company has sustained losses and negative cash flows from operations since its inception and expects these conditions to continue for the immediate future. As of June 30, 1999, the company had an accumulated deficit of $6,098,165. The implementation of the company's business plan is dependent on obtaining additional financing through public or private sources, strategic relationships and other arrangements. The company's current cash resources and anticipated cash flows from operating activities are not expected to be sufficient to meet its anticipated need for working capital, and accordingly substantial doubt exists over the company's ability to continue as a going concern. The company has entered into various agreements with Swartz Private Equity LLC to secure equity financing which are described in note 6, and is currently receiving support from its majority stockholder to provide additional funds, as needed, to cover its working capital needs until the equity financing can be completed.

     Since the majority of the company's future products and services relate to providing Internet-related information, and facilitating e-commerce and e-business services to community-based associations and organizations and businesses located in those communities, its success is dependent on the continued growth of the Internet, e-commerce and e-business, and the successful implementation of its business plan.

2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Basis of consolidation

     The consolidated financial statements include the accounts of the company and its subsidiaries. Controlling interests in limited partnerships are treated as subsidiaries and consolidated. Intercompany balances and transactions are eliminated on consolidation. No amounts have been recorded in the financial statements for non-controlling interests in the limited partnerships because, as of June 30, 1999 and 1998, the partnerships' net worth were $nil.

  b) Revenue recognition

     The company has generated its revenues from two primary sources: the sale of advertising on its Local Area Web sites and in its local newspaper, The Month Ahead; and e-business agreements.

     i) ADVERTISING REVENUES

          Advertising revenue is recognized rateably over the period the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is reasonably assured.

                              PLANET AMERICA INC.

     ii) E-BUSINESS (INCLUDING E-COMMERCE) REVENUES

          E-business agreements provide for revenue sharing in the form of transaction fees from sales made by business partners which are recognized as revenue in the period that the underlying sales are made by the business partners. No significant e-business revenues have been generated to date.

  c) Product and content development costs

     Product and content development costs consist principally of payroll and related expenses for LAW site development, editorial and systems operations personnel and consultants, systems infrastructure and costs of acquired content. All costs associated with the development of products and content on the company's LAW sites are expensed as incurred.

  d) Advertising costs

     Advertising costs are recorded as expenses the first time an advertisement appears. All other advertising costs are expensed as incurred. The company does not incur any direct-response advertising costs.

  e) Foreign currency translation

     The functional currency of the company's operations is the Canadian dollar. Translation gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which to date have been insignificant, are included in the consolidated statements of operations. Assets and liabilities of the operations are translated into the reporting currency, the U.S. dollar, at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are included in other comprehensive income, a separate component of stockholders' equity. To date, the company has not entered into foreign currency exchange contracts or other such derivative instruments.

  f) Income taxes

     The company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  g) Cash and cash equivalents

     The company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

  h) Financial instruments

     The recorded amounts of financial instruments such as cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities and notes payable approximate their fair values due to their short maturities.

                              PLANET AMERICA INC.

  i) Property, plant and equipment

     Depreciation of computer equipment and software is provided for by the straight-line method over their estimated useful lives of three years. Depreciation of furniture, fixtures and equipment is provided for by the declining balance method at a rate of 20% per annum. Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the consolidated financial statements and the gains or losses thereon are reflected in the results of operations.

  j) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  k) Per share amounts

     The company calculates per share amounts in accordance with the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the presentation of basic loss per share and diluted loss per share for all periods presented. As the company has been in a net loss position for the years ended July 31, 1999 and 1998, common stock equivalents were excluded from the diluted loss per share calculation as they would be antidilutive.

  l) Comprehensive income (loss)

     As of July 1, 1998, the company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. The only items of comprehensive income (loss) that the company currently reports are unrealized gains (losses) on foreign currency translation adjustments, which have been presented gross without recognition of any future tax effects.

  m) Deferred financing costs

     Deferred financing costs are amortized on a straight-line basis over the term of the related source of financing.

  n) Recently issued accounting pronouncements

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 98-1, "Accounting for the Costs for Computer Software Developed or Obtained for Internal Use". This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use and whether it should be expensed or capitalized. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Management believes that the company currently complies with the provisions of this standard and, therefore, believes that the adoption of this standard will not have a significant impact on the company's business, financial condition and results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement No.133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative

                              PLANET AMERICA INC.

instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, changes in the fair value of the derivative instrument will be reported in comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. The company currently expects to adopt SFAS 133 for the year ending June 30, 2000. Management has determined there will be no impact on its results of operations or financial position resulting from the adoption of SFAS 133 because the company currently does not hold derivative instruments.

3  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of the following:

                                                               1999     1998
                                                              ------   ------
                                                                $        $
Furniture, fixtures and computer equipment..................  23,769   23,769
Less: Accumulated depreciation..............................  19,462   12,901
                                                              ------   ------
                                                               4,307   10,868
                                                              ======   ======

4  RELATED PARTY TRANSACTIONS

     The company has entered into an agreement for the sale of future revenue from one of its LAW sites as described in note 8 to the financial statements.

     The company purchased the rights to the Niagara LAW site in 1998 from its parent company for $30,113 in exchange for debt. The amount payable is included in amounts due to related parties. The amounts recorded on acquisition represented the carrying amounts in the financial statements of its parent. Accordingly, no asset was established on the balance sheet of the company and the purchase price was charged directly to the accumulated deficit at the date of acquisition.

     Amounts due to and from related parties are unsecured, non-interest bearing and have no specific terms of repayment. The related companies have certain shareholders, officers, or directors in common with the company.

     During fiscal 1999, a company controlled by the majority shareholder of the company's ultimate parent, Georgian Bancorp Inc., forgave a portion of a debt payable by Planet Newspapers Inc. The amount forgiven was CAN$332,420 and has been included in additional paid-in capital.

     During fiscal 1999, the company's parent, Planet Today Inc., forgave a portion of debt payable by the company. The amount forgiven was CAN$650,000 and has been included in additional paid-in capital.

     Included in notes receivable at June 30, 1999 are amounts totalling CAN$200,000 that are due from a number of the directors and officers of the company. The notes arose from the agreement described in note 8 to these financial statements.

     Included in common share subscription receivables are $205,000
(1998 -- $25,000) that are due from a company that is controlled by the majority shareholder of the company's ultimate parent company,

                              PLANET AMERICA INC.

Georgian Bancorp Inc. Share subscription receivables amounting to $2,000 are guaranteed by a company with directors in common with the company.

     The company received certain legal and other services from a law firm, a partner of which is the Chairman of the company, for a cash consideration of approximately $nil (1998 -- $12,000).

     The company acquired an equity interest in an entity from a related party as disclosed in note 5 to the financial statements.

     The company's parent, Planet Today Inc., contributed the use of certain proprietary software for use in the development of the LAW sites. Amortization on the software recorded by Planet Today Inc. for the year ended June 30, 1999 has been included in cost of revenues and additional paid-in capital.

     The company's parent, Planet Today Inc., has conducted research and development activities in connection with the LAW sites on behalf of the company. The related costs of these activities amounted to $153,510 and $109,527 in fiscal 1999 and 1998 respectively, and have been included in product and content development costs and additional paid-in capital.

5  ACQUISITIONS

  Planet Newspapers Inc.

     On July 2, 1998, the company acquired two common shares of Planet Newspapers Inc. from the majority shareholder of its ultimate parent company, Georgian Bancorp Inc. for cash consideration of $2, representing a 100% interest. Planet Newspapers Inc. is engaged in the production and distribution of a local community newspaper entitled "The Month Ahead" and generates its revenue from advertisements placed in the newspaper. In accordance with Accounting Interpretation No. 39 of APB Opinion No. 16 and Emerging Issues Taskforce Abstract No. 90-5, the acquisition has been accounted for in a manner similar to a pooling of interests, since it represents a rearrangement of the legal ownership of equity interests between two entities under common control. Separate results of the separate entities for the current fiscal year in the pre-combination period have not been presented as the amounts were insignificant due to the timing of the combination. No adjustments were required to conform to the accounting policies of the separate entities.

     The assets, liabilities and stockholders' equity of Planet Newspapers Inc. have been combined with the company's recorded values. The consolidated financial statements reflect the restatement of all periods presented to include the financial statements of the merged entities accounted for under the pooling of interests method of accounting. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of future results. There has been no change in the basis of presentation of assets and liabilities acquired, and the results of operations acquired have been combined with the company's own results for all periods presented.

6  CAPITAL STOCK

  Stock issued to promoters

     On May 29, 1997, the company issued 400,000 common shares in exchange for consulting services and assistance in taking the company public as set out in a consulting services agreement. In accordance with the provisions of SFAS 123, Accounting for Stock Based Compensation, a value of $0.79 was ascribed to the common shares issued based on the fair value of the shares issued. The amount was initially recorded as a prepaid charge, to be matched with the proceeds of a future public offering. On termination of the agreement, a charge of $316,000 was reflected in the income statement for the year ended June 30, 1999.

                              PLANET AMERICA INC.

  Private equity line

     On May 24, 1999, the company entered into agreements to secure a private equity line with an investment bank. The company has secured an irrevocable subscription agreement under which the investment bank must purchase common stock up to a value of $25 million, expandable to $35 million by mutual agreement of the company and the investment bank.

     Subject to the company securing an effective registration statement, and for a 36-month term from the initial subscription date, the company has the right, subject to certain limitations described below, to put common stock to the investment bank, which in turn will sell the common stock under a qualified prospectus.

     The limitations associated with the put options are:

     - the investment bank will buy stock at a price equivalent to 91% of the low trade price of Planet America Inc.'s stock over the six trading days prior to the purchase date, subject to a floor price set by the company;

     - the dollar value of each put may not exceed the lower of $2 million and 15% of the dollar value of trading volume in the company's stock over the 20 business days prior to the purchase date;

     - for each put, the investment bank is entitled to receive share purchase warrants equivalent to 10% of the number of shares issued in the put, exercisable at a price equivalent to 110% of weighted average of the company's stock price over the five trading days prior to the put date, and with a five-year term;

     - the company's stock must be trading on the New York Stock Exchange, American Stock Exchange or on NASDAQ, and 30 days must have elapsed since the exercise of the last put option;

     - on an annual basis, the company is required to pay a non-usage fee on the private equity line equal to 10% of the equity value issued below $2 million.

     On execution of the private equity line agreements, the investment bank was granted 490,000 stock purchase warrants (the "commitment warrants") on terms described in note 7 to these consolidated financial statements. In accordance with the provisions of SFAS 123, Accounting for Stock Based Compensation, a value of $1.778 was ascribed to each of the commitment warrants based on their fair values as determined using the Black Scholes Model. The principal assumptions used were: a five-year expected term, 90% volatility, a risk-free interest rate of 5.44% and an expected dividend yield of 0%. This commitment fee will be amortized on a straight-line basis over the term of the private equity line.

     In the event that the investment bank introduces a strategic partner to the company, it is entitled to be paid the equivalent to 7% of the dollar amount or consideration value placed by the partner into the company, plus stock purchase warrants equivalent to 7% of that dollar amount or consideration value, divided by the market value of the company's stock based upon a formula. The fee may be paid in cash or in common stock at the company's discretion.

                              PLANET AMERICA INC.

7  STOCK PURCHASE WARRANTS

                                                              SERIES A   SERIES B   COMMITMENT
                                                              WARRANTS   WARRANTS    WARRANTS
                                                              --------   --------   ----------
                                                               NUMBER     NUMBER      NUMBER
                                                              --------   --------   ----------
BALANCE AT JULY 1, 1997.....................................   179,500   179,500          --
Exercised...................................................  (102,500)  (84,000)         --
                                                              --------   -------     -------
BALANCE AT JUNE 30, 1998....................................    77,000    95,500          --
Granted.....................................................        --        --     490,000
Expired.....................................................   (77,000)  (95,500)         --
                                                              --------   -------     -------
BALANCE AT JUNE 30, 1999....................................        --        --     490,000
                                                              ========   =======     =======

     The commitment warrants expire on May 29, 2004, and each is exercisable into one common share of the company at a price of $2.76 per warrant.

8  SALE OF FUTURE REVENUE

     During the year, the company entered into an agreement with a limited partnership, a majority of whose partners are directors and officers of the company, under which it has granted the partnership the exclusive rights to use its e.community software to develop and exploit a LAW site in the Newmarket geographic area in Ontario, Canada. The agreement has an initial term of 10 years, and the limited partnership has the right to extend for two additional five-year terms for no additional consideration. Consideration received totalled CAN$337,500, and comprised cash of CAN$70,000 and the balance in notes payable by the partners of the limited partnership.

     The notes accrue interest at a non-compounded rate of 6.5% per annum and are repayable out of net revenues earned by the partnership at a rate of 80% of net revenues in each future accounting period, and in any event by December 31, 2003. The partnership also has the ability to acquire similar rights in three additional geographic areas for the same consideration.

     The company's immediate parent entered into a management services agreement dated December 2, 1998. Under the agreement, Planet Today Inc. has agreed to take on the role of manager of the LAW site, with the following responsibilities:

     - provision of product development and operational support as required;

     - provision of office facilities and administrative support;

     - provision of financial reports, budgets and other information as required, including an analysis of variances between actual and budgeted results on an annual basis; and

     - make available Planet Today Inc. personnel as required, with reimbursement for their related payroll costs based on time spent.

     Planet Today Inc. is entitled to a management fee of $5,000 per month, as well as ongoing fees on an annual basis equal to 20% of net revenues earned by the partnership over the period to June 30, 2004, and 50% of net revenues thereafter.

     The cash received by the company has been accounted for in accordance with the provisions of Emerging Issues Task Force Abstract No. 88-18 "Sales of Future Revenue". Accordingly, the cash received has been recorded as debt and no amounts have been recorded for the outstanding notes receivable.

                              PLANET AMERICA INC.

9  INCOME TAXES

     The company did not record any provision for federal or state income taxes through June 30, 1999. The actual tax expense for 1999 and 1998 differs from "expected" tax expense (computed by applying the statutory U.S. federal corporate tax rate of 34% to earnings before income taxes) as follows:

                                                                1999      1998
                                                              --------   -------
                                                                 $          $
Computed "expected" tax benefit.............................   365,928    97,246
Non-deductible expenses.....................................  (138,481)   (1,441)
Tax effect of debt forgiveness in subsidiary company (note
  4)........................................................   (77,118)       --
Impact of tax rates on foreign jurisdictions................   (23,817)   (2,066)
Other.......................................................    (1,253)   (8,020)
Change in valuation allowance for deferred taxes allocated
  to income tax expense.....................................  (125,259)  (85,719)
                                                              --------   -------
                                                                    --        --
                                                              ========   =======

     At June 30, 1999 and 1998 deferred income tax assets result from temporary differences in the recognition of income and expenses for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                 1999         1998
                                                              ----------   ----------
                                                                  $            $
Deferred tax assets
  United States
     Tax basis of developed technology......................     117,231      398,587
     Net operating losses...................................   1,149,827      717,885
     Other..................................................      73,466       (1,276)
                                                              ----------   ----------
                                                               1,340,524    1,115,196
  Canadian
     Net operating losses...................................      77,226      177,295
                                                              ----------   ----------
Total gross deferred tax assets.............................   1,417,750    1,292,491
Less valuation allowance....................................  (1,417,750)  (1,292,491)
                                                              ----------   ----------
Net deferred income tax assets..............................          --           --
                                                              ==========   ==========

     In assessing the realizability of deferred tax assets, the company has considered whether it is more likely than not that some or all of the deferred tax asset will not be realized. The company believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that valuation allowances of $1,417,750 and $1,292,491 for June 30, 1999 and 1998 respectively, have been established for deferred tax assets.

     At June 30, 1999, the company had approximately $3,554,918 of United States federal and Canadian net operating loss carry-forwards which will begin to expire in 2012 for United States federal purposes and 2001 for Canadian purposes.

10  COMMITMENTS

     The company is obligated to pay to Smart 1994 a royalty based on a percentage of subscription and service revenues less certain direct expenses generated from sales involving the Smart Community software, calculated using a participation rate of 8%.

                              PLANET AMERICA INC.

     The company leases its facilities and certain other equipment under operating lease agreements expiring through 2003. Future non-cancellable minimum payments as of June 30, 1999 under these leases for each fiscal year-end are as follows:

                                                                $
                                                              ------
2000........................................................  26,519
2001........................................................  25,058
2002........................................................  17,755
2003........................................................  10,357

     Rent expense for the year under non-cancellable operating leases was $37,575 (1998 -- $15,196).

11  SEGMENT INFORMATION

     The company has adopted statement of Financial Accounting Standard No. 131, disclosures about segments of an enterprise and related information, for its 1999 financial statements. The Company's operations are currently managed on an industry basis, and its reportable segments comprise the LAW Internet business and the Month Ahead newspaper. The company's Internet business is currently in the development stage and the revenues generated to date relate primarily to advertising on its LAW sites. Revenues generated from the Month Ahead newspaper relate to advertisements placed in the newspaper. The measure of profit/loss reviewed by the chief operating decision maker is income before income taxes, and accordingly the segment financial information is presented below on this basis. To date, all of the company revenues have arisen in Canada, and all of its long lived assets are located in Canada.

                                                                 1999        1998
                                                              ----------   --------
                                                                  $           $
Revenues
  LAW sites.................................................       7,901      9,252
  The Month Ahead...........................................     139,467    124,766
                                                              ----------   --------
                                                                 147,368    134,018
                                                              ----------   --------
Depreciation
  LAW sites.................................................       6,561     12,901
                                                              ----------   --------
Unusual items
  LAW sites.................................................     316,000          -
                                                              ----------   --------
Segment income (loss)
  LAW sites.................................................  (1,069,851)  (282,481)
  The Month Ahead...........................................      (6,407)    (3,538)
                                                              ----------   --------
Enterprise loss before taxes................................  (1,076,258)  (286,019)
                                                              ----------   --------
Identifiable assets
  LAW sites.................................................     943,187    401,160
  The Month Ahead...........................................      26,614     51,081
                                                              ----------   --------
Enterprise identifiable assets..............................     969,801    452,241
                                                              ----------   --------
Capital expenditures
  LAW sites.................................................          --     15,818
                                                              ----------   --------

                              PLANET AMERICA INC.

                   CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                          (expressed in U.S. dollars)
                                  (unaudited)

                              PLANET AMERICA INC.

                          CONSOLIDATED BALANCE SHEETS
                          (expressed in U.S. dollars)
                                  (unaudited)

                                     ASSETS

                                                                        AS AT
                                                              --------------------------
                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          1999
                                                              ------------   -----------
                                                                   $              $
CURRENT ASSETS
Cash and cash equivalents...................................        1,613          3,244
Accounts receivable (net of provisions of $3,129;
  1998-$nil)................................................       62,350         29,525
Due from parent company.....................................      188,985          4,415
                                                              -----------    -----------
                                                                  252,948         37,184
Deferred website development costs..........................       41,601             --
Property, plant and equipment...............................        3,954          4,307
Deferred financing costs....................................      852,206        928,310
                                                              -----------    -----------
                                                                1,150,709        969,801
                                                              ===========    ===========

                                      LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities....................       94,603         88,507
Due to parent company.......................................      116,897         75,956
                                                              -----------    -----------
                                                                  211,500        164,463
Advances convertible into common shares.....................       49,427             --
Advance proceeds from sale of future revenue................       54,808         53,733
Non-controlling interest....................................           --             --
                                                              -----------    -----------
                                                                  315,735        218,196
                                                              -----------    -----------
SHAREHOLDERS' EQUITY
Capital stock
Par value $0.001, 50,000,000 common shares authorized,
  5,866,001 common shares issued and outstanding at December
  31, 1999..................................................        5,867          5,767
Additional paid-in capital..................................    6,510,464      6,240,868
Stock purchase warrants.....................................      928,310        928,310
Subscription for common shares receivable...................      (28,657)      (208,109)
Accumulated deficit.........................................   (6,477,827)    (6,098,165)
Other accumulated comprehensive losses......................     (103,183)      (117,066)
                                                              -----------    -----------
                                                                  834,974        751,605
                                                              -----------    -----------
                                                                1,150,709        969,801
                                                              ===========    ===========
Nature of Operations (note 1)

    The accompanying notes form an integral part of these unaudited interim financial statements

                              PLANET AMERICA INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                          (expressed in U.S. dollars)
                                  (unaudited)

                                                CAPITAL STOCK
                                   ----------------------------------------                     OTHER
                                   NUMBER OF                                                 ACCUMULATED
                                    COMMON                    ADDITIONAL      ACCUMULATED   COMPREHENSIVE
                                    SHARES     PAR AMOUNT   PAID-IN CAPITAL     DEFICIT        LOSSES
                                   ---------   ----------   ---------------   -----------   -------------
                                       $           $               $               $              $
BALANCE AT JUNE 30, 1999.........  5,766,001     5,767         6,240,868      (6,098,165)     (117,066)
Net loss.........................         --        --                --        (379,662)           --
Issuance of capital stock........    100,000       100           199,900              --            --
Other comprehensive gains........         --        --                --              --        13,883
Contribution of use of software
  by parent company..............         --        --            69,696              --            --
                                   ---------     -----         ---------      ----------      --------
BALANCE AT DECEMBER 31, 1999.....  5,866,001     5,867         6,510,464      (6,477,827)     (103,183)
                                   =========     =====         =========      ==========      ========

    The accompanying notes form an integral part of these unaudited interim financial statements.

                              PLANET AMERICA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998
                          (expressed in U.S. dollars)
                                  (unaudited)

                                                                1999       1998
                                                              --------   --------
                                                                 $          $
REVENUE
Advertising revenue -- external customers...................   107,898     81,548
License revenue -- external customers.......................        --      5,000
                                                              --------   --------
                                                               107,898     86,548
                                                              --------   --------
OPERATING EXPENSES
Cost of revenues............................................   155,900    115,330
Content development costs...................................   140,147    138,320
General and administrative..................................    81,209     36,793
Advertising.................................................    17,495     25,632
Amortization of deferred financing costs....................    92,380         --
Depreciation................................................       429      3,280
                                                              --------   --------
                                                               487,560    319,355
                                                              --------   --------
Loss for the period before the undernoted...................  (379,662)  (232,807)
Deferred stock issue costs written off......................        --    316,000
                                                              --------   --------
Loss for the period.........................................  (379,662)  (548,807)
                                                              ========   ========
Basic and fully diluted loss per share......................     (0.07)     (0.10)
                                                              ========   ========
Shares used in computing loss per share.....................  5,772,558  5,664,244
                                                              ========   ========

    The accompanying notes form an integral part of these unaudited interim financial statements.

                              PLANET AMERICA INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998
                          (expressed in U.S. dollars)
                                  (unaudited)

                                                                1999       1998
                                                              --------   --------
                                                                 $          $
Loss for the period.........................................  (379,662)  (548,807)
Other comprehensive income
  Foreign exchange translation differences..................    13,883      5,322
                                                              --------   --------
Total comprehensive loss for the period.....................  (365,779)  (554,129)
                                                              ========   ========

    The accompanying notes form an integral part of these unaudited interim financial statements.

                              PLANET AMERICA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998
                          (expressed in U.S. dollars)
                                  (unaudited)

                                                                1999       1998
                                                              --------   --------
                                                                 $          $
CASH PROVIDED BY (USED IN)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period.....................................  (379,662)  (548,807)
Adjustment to reconcile loss to net cash used in operating
  activities
  Depreciation of property, plant and equipment.............       429      3,280
  Foreign currency translation differences..................    (1,394)     5,322
  Deferred stock issue costs write off......................        --    316,000
  Advances from parent companies............................    40,941     30,229
  Accounts receivable.......................................   (32,825)   (13,174)
  Accounts payable and accrued liabilities..................     6,096        548
  Amortization of deferred financing costs..................    92,380         --
  Advances from parent companies............................  (184,570)  (230,678)
  Contribution of use of software by parent.................    69,696     51,544
  Other assets..............................................        --     20,385
                                                              --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........  (388,909)  (365,351)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment...............................        --         --
Deferred website development costs..........................   (41,601)        --
                                                              --------   --------
                                                               (41,601)        --
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock..................   200,000    372,813
Advances convertible into common shares.....................    49,427         --
Collection of common share subscriptions receivable.........   179,452         --
                                                              --------   --------
                                                               428,879    372,813
                                                              --------   --------
NET CASH (OUTFLOWS) INFLOWS DURING THE PERIOD...............    (1,631)     7,462
CASH -- BEGINNING OF PERIOD.................................     3,244      7,348
                                                              --------   --------
CASH -- END OF PERIOD.......................................     1,613     14,810
                                                              ========   ========

    The accompanying notes form an integral part of these unaudited interim financial statements.

                              PLANET AMERICA INC.

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                          (expressed in U.S. dollars)
                                  (unaudited)

1  NATURE OF OPERATIONS

     The company is engaged in the marketing sale and development in North America of shared electronic platform technology (e-Property Technology) which is used to establish private community-based or geographically-based local area Internet websites called Local Area Webs (LAWs). In addition, a subsidiary company, Planet Newspapers Inc., is engaged in the marketing, selling and development of a monthly community-based magazine in Canada called "The Month Ahead -- Your Community Internet Guide." The company's principal source of past and future revenues included: advertising, service revenue, retailing revenues, subscription revenues, branding revenues, sponsorships and e-business transaction fee revenues.

     The company has sustained losses and negative cash flows from operations since its inception and expects these conditions to continue for the immediate future. As of December 31, 1999, the company has an accumulated deficit of $6,477,827. The implementation of the company's business plan is dependent on obtaining additional financing through public or private sources, strategic relationships and other arrangements. The company's current cash resources and anticipated cash flows from operating activities are not expected to be sufficient to meet its anticipated need for working capital, and accordingly substantial doubt exists over the company's ability to continue as a going concern. The company has entered into various agreements with Swartz Private Equity LLC to secure equity financing which are described in note 6 to the consolidated financial statements for the fiscal year ended June 30, 1999, and is currently receiving support from its majority stockholder to provided additional funds, as needed, to cover its working capital needs until the equity financing can be completed.

     Since the majority of the company's future products and services relate to providing Internet-related information, and facilitating e-commerce and e-business services to community-based associations and organizations and businesses located in those communities, its success is dependent on the continued growth of the Internet, e-commerce and e-business, and successful implementation of its business plan.

2  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements, which include the accounts of Planet America Inc. (the "Company"), its wholly owned subsidiary, and controlling interests in limited partnerships, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10Q-SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals considered necessary for fair presentation, have been included in the accompanying unaudited financial statements. All intercompany transactions and balances are eliminated on consideration.

     Operating results for the six months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the full year ending June 30, 2000. For further information, refer to the consolidated financial statements and notes thereto, for the fiscal year ended June 30, 1999.

     The Company has adopted Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Development or obtained for Internal Use, for its 2000 fiscal year. In accordance with the provisions of the SOP, all costs incurred in developing the Company's LAW sites are capitalized and amortized over their estimated useful economic lives of 5 years. Costs associated with the maintenance of content on the LAW sites continue to be expensed as incurred. In accordance with the SOP, website

                              PLANET AMERICA INC.

development costs which were previously expensed as incurred have not been adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred.

3.  SEGMENT INFORMATION

     Information in respect of the Company's reportable business segments, which is presented on the same basis as the annual financial statements for the year ended June 30, 1999, is set out below. To date, all of the Company's revenues have arisen in Canada, and all of its identifiable assets are located in Canada.

                                                              SIX MONTHS    SIX MONTHS
                                                                 ENDED         ENDED
                                                              DECEMBER 31   DECEMBER 31
                                                                 1999          1998
                                                              -----------   -----------
                                                                   $             $
Revenues
  LAW sites.................................................          --         5,000
  The Month Ahead...........................................     107,898        81,548
                                                              ----------     ---------
                                                                 107,898        86,548
                                                              ----------     ---------
Depreciation
  LAW sites.................................................         429         3,280
                                                              ----------     ---------
Segment (loss) income
  LAW sites.................................................    (362,107)     (557,475)
  The Month Ahead...........................................     (17,555)        8,668
                                                              ----------     ---------
Enterprise loss for the period..............................    (379,662)     (548,807)
                                                              ----------     ---------
Capital expenditures
  LAW sites.................................................      41,601            --
                                                              ----------     ---------

                                                                 AS AT       AS AT
                                                              DECEMBER 31   JUNE 30
                                                                 1999        1999
                                                              -----------   -------
Identifiable assets
  LAW sites.................................................   1,094,180    888,054
  The Month Ahead...........................................      56,529     81,747
                                                               ---------    -------
Enterprise identifiable assets..............................   1,150,709    969,801
                                                               ---------    -------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                             ---------------------

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Articles Tenth and Eleventh of the Company's Restated Certificate of Incorporation include the following language limiting the liability of, and providing indemnification for, directors:

     A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities or other matters referred to in or covered by said section, and rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Additionally, the Company's By-Laws provide that the Company will indemnify each of its directors and officers, whether or not then in office, with respect to expenses actually and reasonably incurred by such person in any threatened, pending or completed actions or proceedings and appeals, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the General Corporation Law of the State of Delaware or other applicable law, as such law now exists or may hereafter be adopted or amended.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee........................................  $ [     ]
Legal Fees and Expenses.....................................    [     ]*
Blue Sky Fees (including counsel fees)......................    [     ]*
Accounting Fees and Expenses................................    [     ]*
Transfer Agent and Registrar Fees...........................    [     ]*
Printing and Engraving Expenses.............................    [     ]*
Miscellaneous...............................................    [     ]*
                                                              ---------
          Total.............................................    [     ]*
                                                              =========

---------------

* Estimated amounts.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below in chronological order is information regarding the number of shares of common stock sold by the Company since inception, the consideration received by the Company for such shares, and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

     In April and May 1997, 179,500 shares valued at $1.00 per share, were issued without registration to two individuals for consulting services, in reliance upon the exemplar afforded by Rule 504 and/or Section 4(2) of the Act.

     On May 29, 1997, 400,000 shares valued at $0.79 per share, were issued without registration to an the aggregate without registration to an institution and an individual for consulting services valued at $0.79 per share, in reliance upon the exemption afforded by Rule 504 and/or Section 4(2) of the Act. The institution and the individual are Selling Security Holders.

     In August and September 1998, 186,500 shares were issued without registration for $2.00 per share to eighteen foreign investors, in reliance upon the exemption afforded by rule 903 of Regulation S and/or Section 4(2) of the Act. The eighteen investors are Selling Security Holders.

     On December 30, 1999, 124,714 shares were issued without registration to five individuals (including two sets of spouses) for $2.00 per share, in reliance upon the exemption afforded by Rule 903 of Regulation S and/or Section 4(2) of the Act. The five investors are Selling Security Holders.

ITEM 27. EXHIBITS

           3.1           -- Restated Certificate of Incorporation of the Company
           3.2           -- By-Laws of the Company
         **5.1           -- Opinion of Mays & Valentine, L.L.P.
          10.1           -- Investment Agreement by and between the Company and
                           Swartz, dated June 25, 1999.
          10.2           -- Partnership Agreement
          10.3           -- Management Services Agreement
          10.4           -- Technology Access License and Support Services Agreement
         *10.5           -- Agreement made January 25, 2000 between Telemedia Radio,
                           Inc. and Planet Today, Inc.
         *10.6           -- 1stUp.com Corporation Co-Branding Services Agreement
        **23.1           -- Consent of Mays & Valentine, L.L.P. (included in Exhibit
                           5.1)
          23.2           -- Consent of PricewaterhouseCoopers LLP, Chartered
                           Accountants
          24.1           -- Power of Attorney (included under Signatures)
          27.1           -- Financial Data Schedule

---------------

 * Confidential Treatment Requested, in part.

** To be filed by amendment.

ITEM 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) to include any additional or changed material information on the plan of distribution.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the Province of Ontario on March 17, 2000.

                                            PLANET AMERICA, INC.

                                            By:    /s/ JAMES G. STEVENS
                                              ----------------------------------
                                                James G. Stevens
                                                President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Stevens or Peter Palijenko, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign (i) any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

               /s/ SINCLAIR M. STEVENS                   Chairman                         March 17, 2000
-----------------------------------------------------
                 Sinclair M. Stevens

                /s/ JAMES G. STEVENS                     President, Chief Executive       March 17, 2000
-----------------------------------------------------      Officer, Chief Financial
                  James G. Stevens                         Officer, And Treasurer

                /s/ EMMANUEL CASALINO                    Vice President of Marketing      March 17, 2000
-----------------------------------------------------
                  Emmanuel Casalino

                 /s/ PETER PALIJENKO                     Vice President Business          March 17, 2000
-----------------------------------------------------      Strategy & Development and
                   Peter Palijenko                         Director (Principal
                                                           Financial and Accounting
                                                           Officer)

                 /s/ EDWARD E. LOYST                     Director                         March 17, 2000
-----------------------------------------------------
                   Edward E. Loyst

                  /s/ THOMAS MORYTO                      Director                         March 17, 2000
-----------------------------------------------------
                    Thomas Moryto

                /s/ NOREEN M. STEVENS                    Secretary                        March 17, 2000
-----------------------------------------------------
                  Noreen M. Stevens

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